Exhibit 4.43

Confidential

Dated 17 November 2021

SRV JOINT GAS LTD.
as Borrower

arranged by

MIZUHO BANK, LTD.

SMBC BANK EU AG

as Original Mandated Lead Arrangers

with

MIZUHO BANK, LTD.

as Agent

MIZUHO BANK, LTD.

as Security Agent

MIZUHO BANK, LTD.
SMBC BANK EU AG

as Hedging Coordinators

MIZUHO BANK, LTD.

as Account Bank

and

THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Lenders and Hedging Providers

FACILITY AGREEMENT
relating to a Term Loan Facility of up to USD 154,000,000
in respect of the refinancing of m.v. Neptune

Contents

Clause		Page
Section 1 - Interpretation		1
1	Definitions and interpretation	1
Section 2 - The Facility		31
2	The Facility	31
3	Purpose	31
4	Conditions of Utilisation	31
Section 3 - Utilisation		33
5	Utilisation	33
Section 4 - Repayment, Prepayment and Cancellation		34
6	Repayment	34
7	Illegality, prepayment and cancellation	34
8	Restrictions	38
Section 5 - Costs of Utilisation		40
9	Interest	40
10	Interest Periods	41
11	Changes to the calculation of interest	41
12	Fees	42
Section 6 - Additional Payment Obligations		44
13	Tax gross-up and indemnities	44
14	Increased Costs	49
15	Other indemnities	50
16	Mitigation by the Lenders	53
17	Costs and expenses	53
Section 7 - Representations, Undertakings and Events of Default		56
18	Representations	56
19	Information undertakings	63
20	Financial covenants	66
21	General undertakings	66
22	Dealings with Ship	70

Clause		Page
23	Condition and operation of Ship	73
24	Insurance	76
25	Chartering undertakings	79
26	Bank accounts	82
27	Business restrictions	85
28	Hedging Contracts	87
29	Events of Default	88
30	Position of Hedging Provider	93
Section 8 - Changes to Parties		95
31	Changes to the Lenders	95
32	Changes to the Borrower	99
Section 9 - The Finance Parties		100
33	Roles of Agent, Security Agent and Mandated Lead Arrangers	100
34	Trust and security matters	111
35	Enforcement of Transaction Security	114
36	Application of proceeds	115
37	Finance Parties tax affairs	118
38	Sharing among the Finance Parties	119
Section 10 - Administration		121
39	Payment mechanics	121
40	Set-off	125
41	Notices	125
42	Calculations and certificates	127
43	Partial invalidity	127
44	Remedies and waivers	127
45	Amendments and waivers	127
46	Confidential Information	134
47	Restricted Lenders	137

Clause		Page
48	Confidentiality of Funding Rates	137
49	Counterparts and Electronic signature	138
50	Contractual recognition of bail-in	139
Section 11 - Governing Law and Enforcement		140
51	Governing law	140
52	Enforcement	146
Schedule 1 The original parties		146
Schedule 2 Conditions precedent		147
Schedule 3 Utilisation Request		154
Schedule 4 Repayment Schedule		156
Schedule 5 Form of Transfer Certificate		159
Schedule 6 Form of Assignment Agreement		170
Schedule 7 Form of Consent and Agreement		171
Schedule 8 Form of DSCR Compliance Certificate		138
Schedule 9 White List		139

THIS AGREEMENT is dated __17 November_____________ 2021 and made between:

(1)	SRV JOINT GAS LTD. (the Borrower);
(2)	MIZUHO BANK, LTD. and SMBC BANK EU AG as bookrunner, underwriters and original mandated lead arrangers (whether acting individually or together the Original Mandated Lead Arrangers or the Underwriters);
(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);
(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as hedging providers (the Original Hedging Providers);
(5)	MIZUHO BANK, LTD. as security trustee for the Finance Parties (the Security Agent);
(6)	MIZUHO BANK, LTD. as agent of the other Finance Parties (the Agent);
(7)	MIZUHO BANK, LTD. as account bank (the Account Bank); and
(8)	MIZUHO BANK, LTD. and SMBC BANK EU AG as hedging coordinators (the Hedging Coordinators).

IT IS AGREED as follows:

Section 1 -  Interpretation

1	Definitions and interpretation
1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Acceptable Bank means:

(a)a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or
(b)any other bank or financial institution approved by the Agent, acting on the instructions of the Majority Lenders.

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 26 (Bank accounts).

Account Bank means, in relation to any Account, Mizuho Bank, Ltd or any other bank or financial institution approved by the Majority Lenders.

Account Security means, in relation to an Account (other than the Dividend Distribution Account), a deed or other instrument by the Borrower or any Intra-Group Charterer or Operating Company, in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.  For the avoidance of doubt Höegh LNG Partners LP, Höegh LNG Holdings Ltd. and their Affiliates shall be considered an Affiliate of Höegh LNG.

Agent includes any person who may be appointed as such under the Finance Documents.

Agent's Spot Rate of Exchange means:

(a)	the Agent's spot rate of exchange; or
(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with USD in the London foreign exchange market at or about 11:00 a.m. on a particular day.

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Approved Brokers means Braemar Seascope Ltd., Clarksons Shipbrokers, EA Gibson Shipbrokers Ltd. (provided they conform with the EBA guidelines), Fearnleys A/S and/or such other brokers as may be approved by the Majority Lenders.

Approved Flag means the Norwegian International Register, Marshall Islands, Singapore, Cayman Islands, Cyprus, Malta, United Kingdom, Belgium, Bahamas or such other state or territory as may be approved by the Lenders, at the request of the Borrower.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Auditors means Ernst & Young or any other first class firm of auditors as may be notified by the Borrower to the Agent.

Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period commencing on the date of this Agreement and ending on the earlier of:

(a)	the date falling on 30 November 2021; and
(b)	the date on which a Lender's obligation to advance the Loan is fully cancelled or terminated.

Available Commitment means a Lender's Commitment minus the amount of its participation in the Loan.

Available Facility means the aggregate for the time being of all the Lenders' Available Commitments.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)

in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel Accords.

Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel II Regulation means:

(a)

any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or Reformed Basell III; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated on or before the date of this Agreement;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated on or before the date of this Agreement; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” on or before the date of this Agreement.

other than, in each such case, the agreements, rules, guidance and standards set out in Reformed Basel III.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.

Borrower Share Security means the equitable mortgage over the shares of the Borrower in favour of the Security Agent.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin and/or credit charges) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Japan, Norway, the United Kingdom, Amsterdam, Frankfurt, Singapore, Paris, Bermuda and the Cayman Islands, or:

(a)	in respect of a Quotation Day, London; and
(b)	in respect of a day on which payment is required to be made in Dollars under a Finance Document, also New York.

Cash Waterfall shall have the meaning ascribed to such term in clause 26.3(d).

Charged Property means all of the assets of the Borrower which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

Charter Contract means the time charter dated 20 March 2007 intially entered into between the Borrower and Suez LNG Trading SA, as novated to Total on 20 December 2019 and as further amended from time to time, for the Initial Charter Period and as may be further extended from time to time pursuant to which the Ship is deployed by Total for trading as either a LNG carrier or to operate in FSRU Mode.

Charter Documents means any Long Term Charter or Short Term Charter, including the Consent and Agreement.

Charterer means any third party charterer of the Ship (being, for the avoidance of doubt, not an Affiliate of the Borrower).

Classification means, in relation to the Ship, the highest class available for vessels of its type with the relevant Classification Society.

Classification Society means DNV GL, Lloyds Register of Shipping, American Bureau of Shipping, Bureau Veritas or another classification society which is a member of the International Association of Classification Societies (IACS) approved in writing by the Agent (on behalf of the Majority Lenders).

Code means the US Internal Revenue Code of 1986.

Commercial Manager means at all times, either:

(a)	Höegh LNG AS;
(b)	a Sponsor;
(c)	a company wholly owned directly or indirectly by a Sponsor; or
(d)	any other person appointed by the Borrower with the prior written consent of the Agent, acting on the instructions of the Majority Lenders.

Commitment means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to that term in the relevant Hedging Master Agreement.

Confidential Information means all information relating to the Borrower, the Sponsors, any Operating Company, the Managers and Hoegh LNG Partners Operating LLC (or any Affiliate of such entities), the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	the Borrower, the Sponsors or any of their advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower, the Sponsors or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 46 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by the Borrower, the Sponsors or any of their advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower or the Sponsors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Agent.

Consent and Agreement means the letter from the Security Agent addressed to and acknowleged by Total, or the relevant Charterer, in the form substantially requested by Total (or as the case may be, the relevant Charterer) and based on the form appended to the Charter Contract as the “Consent and Agreement” or, as the case may be, the relevant Long Term Charter or Short Term Charter and in a form acceptable to the Lenders (acting reasonably), as at the date of this Agreement substantially in the form set out in Schedule 7 (Form of Consent and Agreement) or as otherwise approved.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 2 (Conditions precedent).

Counterparty Risk means an assessment of the contract counterparty in terms of it satisfying Lender risk policies applicable to such counterparty in its role as charterer of the Ship (other than policies relating to its financial standing) with regards to its compliance with Sanctions Laws, anti-bribery, anti-corruption and anti-money laundering laws applicable to it.

CRR means either CRR-EU or, as the context may require, CRR-UK.

CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

DAC6 means the Council Directive 2011/16/EU as amended from time to time (including, without limitation, by Council Directive 2018/822/EU and Council Directive 2020/876/EU).

Debt Service Reserve means the amount that is necessary for the Borrower to meet its payment obligations under this Agreement and under the Hedging Contracts during the following six (6) Months (taking account of payments receivable by the Borrower under the Hedging Contracts).

Debt Service Reserve Account means the account with the Account Bank which is defined as such in any Account Security or which is designated as a "Debt Service Reserve Account" under clause 26 (Bank accounts).

Debt Service Retention Account means the account with the Account Bank which is defined as such in any Account Security or which is designated as a "Debt Service Retention Account" under clause 26 (Bank accounts).

Debt Service Retention Amount means in relation to any Debt Service Retention Date, the sum which is the aggregate of:

(a)	one third of the repayment instalment falling due on the next repayment date pursuant to the repayment schedule (as adjusted to take into account any prepayments); and
(b)

the applicable fraction of the aggregate amount of interest falling due for payment in respect of the utilization of the Loan and at the end of each interest period current at the relevant Debt Service Retention Date in respect of such utilisation (adjusted to take into account any payments due to or from the Borrower under any Hedging Contracts).

Debt Service Retention Date means, for the duration of the Facility Period, the date falling five (5) Business Days after the date on which hire is paid to the Borrower by the Charterer under the Charter Contract.

Default means an Event of Default or any Potential Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and,

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent.

Disclosure Letter means the letter dated on or about the date of this Agreement from Höegh LNG Partners LP to the Agent, in form and substance accepted by the Lenders.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dividend Distribution Account means the account with the Account Bank which is designated as a "Dividend Distribution Account" under clause 26 (Bank accounts).

Dividend Lock-Up Account means any account with an Account Bank which is defined as such in any Account Security or which is designated as a "Dividend Lock-Up Account" under clause 26 (Bank accounts).

Dividend Release Conditions means:

(a)	the first repayment instalment of the Loan has been made;
(b)	no Event of Default or Potential Event of Default has occurred and is continuing;
(c)	the Debt Service Retention Account is funded to the extent required by the definition of Debt Service Retention Amount and the Debt Service Reserve Account is fully funded;
(d)	the Agent has received from the Borrower a DSCR Compliance Certificate confirming that:
(i)	the Historical Debt Service Cover Ratio is no less than 1.2 : 1.0; and
(ii)	the Projected Debt Service Cover Ratio is no less than 1.2 : 1.0.
(e)	no termination notice has been served by the Charterer.

Drawdown Date means the date falling one (1) Business Day prior to the Utilisation Date.

Drydocking Cost means each cost incurred by the Borrower in relation to a scheduled drydocking of the Ship.

Drydocking Cost Payment means each payment made by the Sponsors to the Borrower to finance the payment by the Borrower of a Drydocking Cost which has not been funded or, as the case may be, paid by a Drydocking Cost Reimbursement on or before the due date for payment of a Drydocking Cost.

Drydocking Cost Reimbursement means each payment to be made by the Charterer to the Borrower under the Charter Contract in reimbursement of a Drydocking Cost, or as the case may be, each payment made by the Charterer to the relevant shipyard under the Charter Contract in direct settlement of a Drydocking Cost.

DSCR Compliance Certificate means a certificate substantially in the form set out in Schedule 8  (Form of DSCR Compliance Certificate) or otherwise approved.

Earnings means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and, if applicable, the Operating Company, and/or any Intra-Group Charterer or, in accordance with the Security Documents, to the Security Agent and which arise out of the use of or operation of the Ship, including (but not limited to) all freight, hire and passage moneys, payable to the Borrower and, if applicable, the Operating Company, and/or any Intra-Group Charterer or, in accordance with the Security Documents, to the Security Agent, remuneration of salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Sponsor.

Environmental Affiliate means any employee of the Borrower or any agent or any person having a contractual relationship with the Borrower (and for whom the Borrower is responsible) in connection with the Ship or its operation.

Environmental Approvals means all present or future permit or other Authorisation whatsoever required by the Borrower in connection with applicable Environmental Laws.

Environmental Claims means (a) any claim by, or directive from, any Government Entity, judicial or regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Enviromental Approvals or otherwise howsoever relating to or arising out of an Environment Incident or an alleged Environmental Incident or which relates to any Environmental Law (and, in such case, “claim” shall include a claim for damages, compensation, contribution, injury, fines, losses and penalties, including in relation to any clean-up of Environmentally Sensitive Material or otherwise; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest, attachment, detainment or injunction of any asset), or (b) any Proceedings arising from any of the foregoing but excluding any claim of a vexatious or frivolous nature which is being contested in good faith.

Environmental Incident means regardless of cause:

(a)any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other ship or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a ship other than the Ship and which involves a collision between the Ship and such other ship or some other incident of navigation or operation, in either case, in connection with which the Ship and/or the Borrower and/or any Operating Company and/or any Manager of the Ship is actually or potentially subject to an Environmental Claim; or

(c)any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship and/or the Borrower and/or any Operating Company and/or any Manager of the Ship is actually or potentially subject to an Environmental Claim, in each case other than in accordance with any Environmental Approval.

Environmental Laws means any present or future laws, regulations, conventions and agreements whatsoever relating to pollution, protection of human or wildlife or protection of the environment or to the carriage, generation, handling, storage, use, release or spillage (the release or spillage being actual or threatened) of Environmentally Sensitive Material (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America).

Environmentally Sensitive Material means and includes all contaminants, oil, oil products, toxic substances or any other products or substance (including any chemical, gas or other hazardous or noxious substance) which are (or are capable of being or becoming) polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited, or pensalised by or pursuant to an Environmental Law.

Escrow Agreement means the agreement entered into on or about the date hereof between the Agent, DNB Bank A.S.A. as facility agent in relation to the Existing Term Loan Facility and DNB Bank A.S.A. as escrow agent, providing for certain arrangemtns in relation to the release of funds of the Utilisation to the Borrower.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in clause 29 (Events of Default).

Existing Term Loan Facility means the Dollar three hundred million (300,000,000) term loan facility signed on 20 December 2007 (as amended from time to time) by, among others, the Borrower and the lenders thereto in relation to the Ship.

Facility means the loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Borrower under the Finance Documents has been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Underwriters and the Borrower and/or between the Agent and/or Security Agent and the Borrower setting out any of the fees referred to in clause 12 (Fees) and includes any agreement setting out any fees payable to a Finance Party under any other Finance Document.

Final Repayment Date means the earlier of:

(a)	the date falling eight (8) years after the Drawdown Date; and
(b)	the last day of the Initial Charter Period.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Hedging Contracts, any Hedging Master Agreement, the Utilisation Request and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, any Mandated Lead Arranger, any Hedging Provider or any Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, have been treated as an operating lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount classified as borrowings under IFRS);
(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than thirty (30) days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Borrower ending on or about the Accounting Reference Date in each year.

First Repayment Date means the date falling three (3) Months after the Utilisation Date.

Flag State means the state or territory of the Approved Flag.

FSRU Mode means when the Ship is operating as a floating storage and regasification unit.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 11.3 (Cost of funds).

General Assignment means a first assignment of its interest in the Ship’s Insurances and Earnings by the Borrower, or, as the case may be, any Intra-Group Charterer or Operating Company in favour of the Security Agent in the agreed form.

Hedging Contract means any Hedging Transaction between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Contract Security means a deed or other instrument by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrower and a Hedging Provider comprising a 2002 ISDA Master Agreement and the Schedule thereto in the agreed form.

Hedging Provider means:

(a)	an Original Hedging Provider; and
(b)	any entity which has become a Party as a Hedging Provider in accordance with clause 31.10 (Accession of Hedging Providers).

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement.

Historical Debt Service means, at any time, the aggregate of the amounts payable (excluding prepayments, the payment of break costs and settlement of any early termination amounts under any swap agreements) by the Borrower under this Agreement plus the net amount payable (or, as the case may be, minus the net amount receivable) by the Borrower under the Hedging Contracts during the twelve (12) month period ending on the relevant quarter period end date.

Historical Debt Service Cover Ratio means at any time, the ratio of the Historical Net Earnings to the Historical Debt Service.

Historical Net Earnings means, at any time, the aggregate amount of the charter hire payments and any equity injection or shareholder loan provided under clause 29.4(b) made to the Operating Account less (x) the aggregate amount of withdrawals made from the Operating Account pursuant to clause 26.3(d) during the twelve (12) month period ending on the relevant quarter period end date and (y) any costs, fees or expenses associated with the refinancing of the existing indebtedness of the Borrower, to the extent not funded by equity injection or shareholder loans in connection with drawdown of the refinancing.  For the avoidance of doubt, (i) any payments to the Debt Service Reserve Account are to be excluded from the calculation of the aggregate amount of withdrawals, (ii) any Drydocking Cost Reimbursement or Drydocking Cost Payment made to or from the Operating Account shall be excluded from the calculation of the aggregate amount of payments and withdrawals respectively and (iii) any cost reimbursement or cost payment for planned vessel maintenance or upgrade which shall be funded by an equity injection or a shareholder loan made to or from the Operating Account shall be excluded from the calculation of the aggregate amount of payments and withdrawals respectively.

Höegh LNG AS means Höegh LNG AS, a company incorporated in Norway, having its registered office at Drammensveien 134, NO-0277 Oslo, Norway, and registered under number 989 837 877.

Höegh LNG Fleet Management AS means Höegh LNG Fleet Management AS, a company incorporated in Norway and having its registered office at Drammensveien 134, NO-0277 Oslo, Norway , and registered under number 993 874 639.

Höegh LNG Partners LP means Höegh LNG Partners LP, a master limited partnership established under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document; or
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of "Defaulting Lender"; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).

Indemnified Person means:

(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Initial Charter Period has the meaning ascribed to such term in clause 5(a) of the Charter Contract, being a minimum period of about twenty (20) years commencing on the delivery of the Ship by the Borrower to Total and ending when the Ship is redelivered to the Borrower in accordance with the Charter Contract plus or minus sixty (60) days at 24:00 hours GMT.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means a notice of assignment in the form scheduled to the General Assignment or in another approved form.

Insurances means, in relation to the Ship:

(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

which are from time to time during the Facility Period in place or taken out or entered into in the name of the Borrower, any Operating Company (if applicable) and / or any Intra-Group Charterer (whether in the sole name of the Borrower, that Operating Company or that Intra-Group Charterer or in the name of the Ship's owner or the joint names of the Borrower, that Operating Company or that Intra-Group Charterer and the Security Agent or otherwise) in respect of or in connection with the Ship and/or its owner's Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. on the relevant Quotation Day.

Intra-Group Charterer means a company owned, directly or indirectly by the Borrower or a Sponsor.

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;
(c)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with clause 31 (Changes to the Lenders),

which in each case has not ceased to be a Lender as such in accordance with the terms of this Agreement.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or
(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Long Term Charter means a Long Term FSRU Charter or a Long Term LNGC Charter.

Long Term Charter Assignment means an assignment of a Long Term Charter required to be executed by the Borrower or an Intra-Group Charterer in favour of the Security Agent in agreed form and subject to the execution of a quiet enjoyment agreement (where required by a Charterer in a form acceptable to the Lenders (acting reasonably) and subject to reasonable comments from the Charterers (which quiet enjoyment agreement shall include a step-in right for the Finance Parties)).

Long Term FSRU Charter means any time charter (including a charter which in substance (and irrespective of its designation as a bareboat charter or otherwise by the contracting parties) when, taken together with the contractual arrangements in place for the operation and maintenance of the Ship, has the commercial effect of a time charter, including without limitation, where all other management and other operational functions in respect of the Ship are performed by either an

Intra-Group Charterer or by a Technical Manager or (if applicable) any Operating Company (and not by the relevant Charterer) where the Ship is operating in FSRU Mode which:

(a)	is entered into with a Charterer having a term equal to or less than three (3) years but more than twelve (12) Months (excluding optional extensions); or
(b)	has a term of more than three (3) years (excluding optional extensions) entered into with:
(i)

a well-known reputable international oil and/or gas major or trader and for the avoidance of doubt, Total shall be considered to be a well-known international oil and/or gas major or trader (or a Subsidiary of such oil and/or gas major or trader, which for the avoidance of doubt, shall include a Subsidiary of Total); or

(ii)

otherwise, a charterer approved by the Majority Lenders, such approval not to be unreasonably withheld and/or delayed and provided within ten (10) Business Days of receipt by the Agent of a notice from the Borrower, failing which the Long Term Charter shall be deemed not approved, and the assessment for the purposes of such approval shall only relate to Counterparty Risk which in the case of a refusal by the Majority Lenders shall be accompanied by a justification by the relevant Lender(s) for such refusal, but only to the extent that the provision of such justification:

(A)	is permitted by law, rule and regulation and such Lender’s internal rules, policies and procedures; and
(B)	would not breach any confidentiality or other contractual obligations owed by such Lender to any party,

together with evidence satisfactory to the Agent acting on the instructions of the Majority Lenders (acting reasonably) that such charter is firm and binding and evidence of acceptance of the Ship by the charterer,

For the avoidance of doubt, the Charter Contract with Total constitutes a Long Term FSRU Charter.

Long Term LNGC Charter means any time charter (including a charter which in substance (and irrespective of its designation as a bareboat charter or otherwise by the contracting parties) when, taking together with the contractual arrangements in place for operation and maintenance of the Ship, has the commercial effect of a time charter, including any such sub-charter entered into by Total and including without limitation where all management and other operational functions in respect of the Ship are performed either by an Intra-Group Charterer or by a Technical Manager or (if applicable) any Operating Company (and not by the relevant Charterer) where the Ship is operating as a LNG carrier and entered into with a well known reputable international oil and/or gas major or trader (or a subsidiary of such oil and/or gas major or trader)):

(a)	for a period exceeding from its effectiveness, twelve (12) Months; or
(b)	which, following exercise of an optional extension, exceeds twelve (12) Months.

Losses means any costs, expenses and payments under a Finance Document, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the General Assignment or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means Dollar five million (5,000,000) or the equivalent in any other currency.

Majority Hedging Providers means a Hedging Provider or Hedging Providers which:

(a)

in respect of any hedging transaction of that Hedging Provider under any Hedging Contract that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms thereof, the amount, if any, payable to it under any Hedging Contract in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Hedging Provider and as calculated in accordance with the relevant Hedging Contract)(the Termination Amount); and

(b)

in respect of any hedging transaction of that Hedging Provider under any Hedging Contract that has, as of the date the calculation is made, not been terminated or closed out, the amount, if any, to be certified by the relevant Hedging Provider and as calculated in accordance with the relevant Hedging Contract, which would be payable to it under that Hedging Contract in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant Hedging Master Agreement) for which the Borrower is the Defaulting Party (as defined in the relevant Hedging Master Agreement)(the Prospected Termination Amount),

aggregate more than 66 2/3 per cent of the aggregate of all Termination Amounts and Prospected Termination Amounts of all Hedging Providers.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction).

Management Agreement means any agreement to be made between the Borrower or an Intra-Group Charterer or an Operating Company (as the case may be) and a Manager in relation to the management of the Ship.

Management Agreement Assignment means an assignment of any Management Agreement required to be executed hereunder by the Borrower or an Intra-Group Charterer or an Operating Company in connection with the Ship in favour of the Security Agent in agreed form.

Manager means a Commercial Manager or a Technical Manager.

Manager's Undertaking means an undertaking by any Manager of the Ship to the Security Agent in the agreed form.

Mandated Lead Arranger means:

(a)	any Original Mandated Lead Arranger; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a “Mandated Lead Arranger” in accordance with clause 31 (Changes to the Lenders),

which in each case has not ceased to be a Mandated Lead Arranger Lender as such in accordance with the terms of this Agreement.

Margin means one point seventy-five per cent. (1.75%) per annum.

Market Disruption Event means the following events:

(a)	at or about noon on the Quotation Day for the relevant interest period LIBOR is not available; or
(b)

before close of business in London, the Agent receives notifications from a Lender or Lenders whose participations exceed fifty (50) per cent of the Loan that the cost to it or them of funding its participation in that Loan from what ever source it may reasonably select in the Interbank Market would be in excess of LIBOR.

Market Value means the arithmethic average of the valuations obtained from two (2) Approved Brokers selected by the Borrower, such valuations being determined on the basis of an arm’s length charter free transaction between a willing buyer and a seller not under duress.

Material Adverse Effect means, in the reasonable opinion of the Agent, other than in respect of any matter set out in the Disclosure Letter or otherwise disclosed to the Lenders on or prior to the date of this Agreement, which shall not be considered material, a material adverse effect on:

(a)

the business, operations, property, condition (financial or otherwise), performance or prospects of the Borrower, any Operating Company (if any), any Intra-Group Charterer, or (as long as the Sponsor Undertaking remains in place and subject to the Charterer having served a notice of termination of the Charter Contract) the Sponsors; or

(b)

the ability of any of the Borrower, any Operating Company (if any), any Intra-Group Charterer, or (as long as the Sponsor Undertaking remains in place and subject to the Charterer having served a notice of termination of the Charter Contract) any Sponsors to perform or comply with its obligations under the Finance Documents or Charter Documents; or

(c)

the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Mitsui O.S.K. Lines Ltd. means Mitsui O.S.K. Lines Ltd., a company incorporated in Japan, having its registered office at 1-1, Toranomon, 2-Chrome, Minato-Ku, Tokyo, Japan, 105-8688, Japan.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Mortgage means the first mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent.

Mortgage Period means the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

New Lender has the meaning given to that term in clause 31 (Changes to the Lenders).

Norwegian Law Security Agreement means a first Norwegian law security agreement by the Borrower in favour of the Security Agent in the agreed form.

Obligors means the Borrower, any Operating Company (if any) and, whilst the Sponsor Undertakings are in force, each Sponsor and Obligor means any one of them.

Operating Account means any account with an Account Bank which is defined as such in any Account Security or which is designated as an "Operating Account" under clause 26 (Bank accounts).

Operating Company means any operator of the Ship under an operation and maintenance agreement, provided that such operator shall at all times be a company owned, directly or indirectly by the Borrower or a Sponsor.

Original Financial Statements means:

(a)	the audited annual financial statements of the Borrower for its Financial Year ended on 31 December 2020;
(b)	the unaudited quarterly financial statements of the Borrower for the financial quarter ended on 30 September 2021 (consisting only of an income statement and the statement of financial position).

Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party).

Original Security Documents means:

(a)	the Sponsor Undertakings;
(b)	the Mortgage;
(c)	any Norwegian Law Security Agreement;
(d)	the General Assignment;
(e)	the Borrower Share Security;
(f)	the Account Security in relation to each Account;
(g)	the Hedging Contract Security;
(h)	any Management Agreement Assignment or any Manager’s Undertaking; and
(i)	any Long Term Charter Assignment.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Financial Indebtedness has the meaning given to that term in clause 27.3 (Financial Indebtedness restriction).

Permitted Maritime Liens means, in relation to the Ship:

(a)	any ship repairer's or outfitter's possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;
(b)	any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading but which are not overdue unless they are being contested in good faith;
(c)	any lien on the Ship for salvage;
(d)

other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than fifteen (15) days overdue;

(e)

Security Interests created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while an Obligor is actively prosecuting or defending such proceedings or arbitration in good faith by appropriate steps and in respect of which appropriate reserves have been made, provided that such proceedings or the continued existence of such Security Interest shall not, and may not reasonably be considered likely to, result in the arrest, sale, forfeiture or loss of the Ship or any interest in the Ship;

(f)

Security Interests arising by operation of law in respect of Taxes which are not overdue for payment or in respect of Taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made, provided that such proceedings or the continued existence of such Security Interests shall not, and may not reasonably be considered likely to, result in the arrest, sale, forfeiture or loss of the Ship or any interest in the Ship;

(g)	a Charterer’s lien for pre-paid hire not in excess of thirty (30) days; and
(h)	any other lien, the creation of which has been expressly disclosed in writing to the Agent prior to the date of this Agreement and confirmed in writing by the Majority Lenders as acceptable.

Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or
(b)	a Permitted Maritime Lien; or
(c)	is approved by the Majority Lenders; or
(d)	any Security Interest or Quasi-Security arising under the general terms and conditions of banks with whom the Borrower maintains a banking relationship in the ordinary course of business.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

Potential Event of Default means any event or circumstance specified in Clause 29 (Events of Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.

Projected Debt Service means, at any time, the projected aggregate amount of the amounts payable (excluding any prepayments) by the Borrower under this Agreement plus the net amount payable (or, as the case may be, minus the net amount receivable) by the Borrower under the Hedging Contracts during the twelve (12) month period following the relevant quarter period end date.

Projected Debt Service Cover Ratio means at any time, the ratio of the Projected Net Earnings to the Projected Debt Service.

Projected Net Earnings means, at any time, the projected aggregate amount of the charterhire payments to be credited to the Operating Account less the projected aggregate amount to be credited from the Operating Account pursuant to clause 26.3 (Operating Account) during the twelve (12) month period following the relevant quarter period end date.  For the avoidance of doubt, (i) any payments to the Debt Service Reserve Account are to be excluded from the calculation of the aggregate amount of withdrawals, (ii) any projected Drydocking Cost Reimbursement or projected Drydocking Cost Payment made to or from the Operating Account shall be excluded from the calculation of the aggregate amount of payments and withdrawals respectively and (iii) any projected cost reimbursement or projected cost payment for planned vessel maintenance or upgrade which shall be funded by an equity injection or a shareholder loan made to or from the Operating Account shall be excluded from the calculation of the aggregate amount of payments and withdrawals respectively.

Quasi-Security has the meaning given to that term in clause 27.2 (General negative pledge).

Quiet Enjoyment Agreement means the Consent and Agreement or any other letter from the Security Agent addressed to and acknowledged by the relevant Charterer, in the form substantially requested by the relevant Charterer but in a form acceptable to the Lenders.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Registry means such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Ship, the Borrower's title to the Ship and the Mortgage under the laws of the Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction or (in case of a corporate migration (with a prior written notice to the Lenders and subject to satisfactory “know your customers” checks)) Singapore or Bermuda;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it has a place of business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means:

(a)	the First Repayment Date;
(b)	each of the dates falling at intervals of three (3) Months thereafter up to but not including the Final Repayment Date; and
(c)	the Final Repayment Date.

Repeating Representations means each of the representations set out in clauses 18.2 (Status) to 18.8 (No misleading information)(excluding 18.8(d)), clause 18.11 (Ranking and effectiveness of security), clause 18.13 (Ownership of Charged Property), clause 18.28 (Sanctions), and 18.31 (Ownership).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person:

(a)	that is listed on a Sanctions List (whether designated by name or by reason of being included in a class of person);
(b)	that is domiciled, registered or located or has its main place of business in, or is incorporated under the laws of, a Sanctioned Country; or
(c)	is directly or indirectly owned fifty per cent. (50%) or more by or controlled by one or more persons referred to in (a) and/or (b) above; or
(d)	is otherwise a subject of Sanctions Laws.

Sanctions Authority means:

(a)	the Norwegian State;

(b)	the United States of America;
(c)	Japan;
(d)	the European Union;
(e)	the member states of the European Union;
(f)	the United Nations;
(g)	the United Kingdom;
(h)	Australia; and
(i)	any authority acting on behalf of any of them in connection with Sanctions Laws.

Sanctioned Country means a country or territory which is, or whose government is, at any time the subject or target of country-wide or territory-wide Sanctions Laws.

Sanctions Laws means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

Sanctions List means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority or public announcement of Sanctions Laws designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

Secured Obligations means all indebtedness and obligations at any time of the Borrower to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents.

Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 34.7 (Additional trustees)).

Security Documents means:

(a)	the Original Security Documents;
(b)

any other document designated as such by the Security Agent which may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)

all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Ship means the liquefied natural gas shuttle and regasification ship named “Neptune”, with IMO number 9385673, registered in the name of the Borrower under an Approved Flag.

Ship Representations means each of the representations and warranties set out in clauses 18.36 (Ship status) and 18.38 (Ship's employment).

Short Term Charter means any time charter where the Ship is operating in FSRU Mode or as an LNG Carrier for a period equal to or less than twelve (12) Months (excluding any optional extensions).

Sponsor Undertakings means the undertaking letter issued by the Sponsors for a duration of three (3) years and a capped amount of, in aggregate, Dollar fifteen million (15,000,000), from the Utilisation Date, in favour of the Finance Parties, for the deficit (if any) between:

(c)	the termination fee payable by Total under the Charter Contract to the Borrower together with the amounts held in the Debt Service Reserve Account; and
(d)	the amounts outstanding under the Facility and swap exposure (valued on a mark-to-market basis) under the Hedging Contracts.

Sponsors means:

(a)	Höegh LNG Partners LP;
(b)	Mitsui O.S.K. Lines Ltd.; and
(c)	Tokyo LNG Tanker Co., Ltd,

and Sponsor means any one of them.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than fifty per cent. (50%),

and a person is a wholly-owned Subsidiary of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Technical Manager means at all time, either:

(c)	Höegh LNG Fleet Management AS;
(d)	a Sponsor;
(e)	a company wholly owned directly or indirectly by a Sponsor; or
(f)	any other person appointed by the Borrower with the prior written consent of the Agent, acting on the instructions of the Majority Lenders.

Tokyo LNG Tanker Co., Ltd. means Tokyo LNG Tanker Co., Ltd., a company incorporated in Japan, having its registered office at 1-5-20, Kaigan, Minato-ku, Tokyo, Japan 105-8527, Japan.

Total means Total Gas & Power Limited, a company incorporated in the United Kingdom, having its registered office at 13th Floor, 10 Upper Bank Street, Canary Wharf, London E14 5BF, United Kingdom and registered under number 02172239, acting through its branch office Total Gas & Power Limited, London, Meyrin-Geneva Branch, registered under number CHE-309.541.427 and located at Route de l’Aéroport 10, 1215 Geneva, Switzerland.

Total Commitments means the aggregate of the Commitments, being one hundred and fifty-four million Dollars (USD 154,000,000) at the date of this Agreement.

Total Loss means, in relation to the Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than one hundred and eighty days (180) days.

Total Loss Date means, in relation to the Total Loss of the Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the Ship is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Ship's insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date one hundred and eighty days (180) days after the date upon which it happened.

Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means the making of the Loan.

Utilisation Date means the date on which the Utilisation is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

White List means the list of banks and financial institutions set out in Schedule 9 (White List).

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and
(c)	in relation to any UK Bail-In Legislation:
(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day are to London time;
(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(vii)

approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and approval and approve shall be construed accordingly;

(viii)	assets includes present and future properties, revenues and rights of every description;
(ix)	control of an entity means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(x)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xi)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount at the Agent's Spot Rate of Exchange;

(xii)	a government entity means any government, state or agency of a state;
(xiii)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;

(xiv)

a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xvi)	an obligation means any duty, obligation or liability of any kind;
(xvii)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xviii)

a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xix)

a regulation includes any regulation, rule, official directive, request or guideline (having the force of law or otherwise relating to the implementation and/or interpretation of any such regulation, rule, official directive, request or guideline) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation or any law or regulation which implements Reformed Basel III, in each case which is applicable to that Lender;

(xx)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxi)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxii)

(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxiii)	a provision of law is a reference to that provision as amended or re-enacted from time to time.
(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.
1.3	Currency symbols and definitions

$, USD and Dollars denote the lawful currency of the United States of America.

1.4	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail except in relation to the meanings of the term LIBOR, or any other floating rate option, and any replacement and/or adjustment thereof in respect of any Hedging Contract for the purpose of which provisions of the relevant Hedging Contract shall prevail.

Section 2 - The Facility

2	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
3	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility towards (a) refinancing the Existing Term Loan Facility and (b) funding the Debt Service Reserve Account.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Conditions precedent to the submission of the Utilisation Request

The Borrower may not deliver the Utilisation Request and the Lenders will not be obliged to comply with clause 5.4 (Lenders' participation) in relation to the Utilisation unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.

4.2	Conditions precedent to the release of funds

In accordance with the relevant provisions of the Escrow Agreement, the Loan will be released to or on behalf of the Borrower if, on the Utilisation Date, DNB bank ASA as escrow agent and the Agent have received evidence that there is no mortgage over the Ship in the form of a free from encumbrances transcript or equivalent certificate from the relevant Registry.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:

(a)	on the date of the Utilisation Request, no Default is continuing or would result from the proposed Utilisation; and
(b)	on the date of the Utilisation Request, all of the representations set out in clause 18 (Representations) (except the Ship Representations) are true.
4.4	Notice of satisfaction of conditions

The Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it.  Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3 - Utilisation

5	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. five (5) Business Days (or such shorter period as the Agent, on the instructions of the Majority Lenders, may agree) before the proposed Utilisation Date.  It being understood that in relation to the submission of the Utilisation Request, Japan and United States of America shall not be taken into account for the purpose of the calculation of the Business Days.

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day falling during the Availability Period;
(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and
(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
(b)	Only one Utilisation Request may be made.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be Dollars.
(b)	Only one Utilisation may be made.
(c)	The amount of the proposed Loan must not exceed the amount of the Total Commitments.
5.4	Lenders' participation
(a)

If the conditions set out in Clause 4 (Conditions of Utilisation) of this Agreement have been met, each Lender shall make its participation in the Loan available on the Drawdown Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)

The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by 3:30 p.m. at least three (3) Business Days before the Utilisation Date.  It being understood that in relation to the notification from the Agent to each Lender of the amount of the Loan and the amount of its participation in the Loan, Japan and United States of America shall not be taken into account for the purpose of the calculation of the Business Days.

(d)	The Agent shall pay all amounts received by it in respect of the Loan to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment
6.1	Repayment

The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Facility).

6.2	Scheduled repayment of Facility
(a)

To the extent not previously reduced or repaid, the Loan shall be repaid in consecutive quarterly instalments on each Repayment Date commencing on the First Repayment Date in the amount specified in Schedule 4 (Repayment Schedule), as may be adjusted by clause 6.3 (Adjustment of scheduled repayments).

(b)	On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full.
6.3	Adjustment of scheduled repayments

If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid before any Repayment Date then the amount of the instalment by which the Loan shall be repaid under clause 6.2 on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the Total Commitments and/or prepayment of the Loan except in the case of a reduction under clause 7.2 (Voluntary cancellation) or prepayment under clause 7.4 (Voluntary prepayment) where the reduction shall be treated as reducing the instalments in inverse chronological order by its aggregate amount) and if so requested by the Borrower, the Borrower, the Lenders and the Agent shall agree a replacement repayment schedule which shall be conclusive and binding on the Borrower.

7	Illegality, prepayment and cancellation
7.1	Illegality

If, in any applicable jurisdiction, it is or becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)

to the extent that the Lender's participation has not been assigned or transferred pursuant to clause 7.7 (Replacement of Lender), the Borrower shall, upon the request of that Lender, repay that Lender's participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

7.2	Sanctions

If, in any applicable jurisdiction, the Borrower becomes a Restricted Party (howsoever this occurs) or is in breach of any representations, warranties or covenants set out in clauses 18.26

(Sanctions), 21.5 (Sanctions), and/or 22.4 (Sanctions in respect of the Ship’s employment)), or as a result of such breach it is or becomes unlawful for that Lender to fund or maintain its participation in the Loan, or perform any of its obligations:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)

to the extent that the Lender's participation has not been assigned or transferred pursuant to clause 7.7 (Replacement of Lender), the Borrower shall, upon the request of that Lender, repay that Lender's participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of Dollar five million (5,000,000) and a multiple of Dollar one million (1,000,000)  (or such lesser amount as may be acceptable to the Agent) of any part of the Available Facility. Any cancellation under this clause 7.2 shall reduce the Commitments of the Lenders rateably, without penalty for the Borrower.

7.4	Voluntary prepayment
(a)

The Borrower may, without premium or penalty, if it gives the Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of Dollar five million (5,000,000) and is a multiple of Dollar one million (1,000,000) (or such lesser amount as may be acceptable to the Agent) on the last day of an Interest Period in respect of the amount to be prepaid.

(b)	Any prepayment made on a date other than on the last day of the relevant Interest Period shall be subject to Break Costs in accordance with clause 11.5 (Break Costs).
(c)	Any prepayment under this clause shall satisfy the obligation under clause 6.1 (Repayment) by being applied against the repayment instalments in inverse order of maturity.
7.5	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is or will be required to be increased under clause 13.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under clause 13.3 (Tax indemnity) or clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Lender shall immediately be reduced to zero.
(c)

On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

7.6	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent five (5) Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)

On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.7	Replacement of Lender
(a)	If:
(i)	the Borrower becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender; or
(ii)	any of the circumstances set out in paragraph (a) of clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender,

the Borrower may, on five (5) Business Days' prior notice to the Agent and that Lender, replace such Lender by requiring such Lender to assign or transfer (and, to the extent permitted by law, such Lender shall assign or transfer) pursuant to clause 31 (Changes to the Lenders) all (and not part only) of its rights and (in the case of a transfer) transfer all (and not part only) of its obligations under this Agreement (and any Security Document to which such Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume all the obligations of the assigning or transferring Lender in accordance with clause 31 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment or transfer in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender's participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)

the Break Costs which would have been payable to such Lender pursuant to clause 11.5 (Break Costs) had the Borrower prepaid in full that Lender's participation in the Loan on the date of the assignment or transfer; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment or transfer.
(b)	The replacement of a Lender pursuant to this clause 7.7 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in no event shall the Lender replaced under this clause 7.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to assign or transfer its rights and (in the case of a transfer) its obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment or transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)

The Borrower shall, promptly (and in any case within five (5) Business Days) on demand, pay any replaced Lender and Replacement Lender the amount of all pre-agreed costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, Ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred and properly evidenced by any of them in connection with the replacement of a Lender pursuant to this clause 7.7.

7.8	Sale or Total Loss
(a)	If the Ship is sold, or becomes a Total Loss, the Borrower shall prepay the Loan. Such prepayment shall be made:
(i)	in the case of a sale, on the date on which the sale is completed by the delivery of the Ship to the buyer; and
(ii)

in the case of a Total Loss, on the date falling one hundred and eighty (180) days after the date on which the Ship becomes a Total Loss (or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the Borrower (or the Security Agent or any other Finance Party pursuant to the Security Documents)),

(b)

in an aggregate amount equal to the outstanding sums under the Loan with accrued interest and any other Unpaid Sum and, if applicable, any Break Costs, and the Lenders' Commitments in relation to the Loan shall be immediately reduced to zero.

7.9	Termination of Long Term Charter
(a)

If a Long Term Charter is terminated or ceases to be valid and binding and such Long Term Charter is not replaced with a new Long Term Charter or a new Short Term Charter which extends at least to the Final Repayment Date within one hundred and eighty (180) days after the date on which the Long Term Charter is terminated or ceases to be valid and binding, the Borrower shall, at its option:

(i)	provide security over other assets that may be approved by all Lenders;
(ii)	cancel any available Facility and prepay the Loan and settle pro rata any amounts due under any applicable Hedging Contract.
(b)	For the avoidance of doubt, the temporary suspension of a Long Term Charter shall not trigger a voluntary cancellation under clause 7.2 (Voluntary cancellation) or prepayment pursuant to paragraph (a) above provided that charter hire is being paid under such Long Term Charter during such temporary suspension.

(c)

Any termination fee received under the Charter Contract or any Long Term Charter shall be applied in prepayment of the Loan and of the swaps together with any amount standing to the credit of the Debt Service Reserve Account.

(d)

Any additional security provided under (a)(i) above shall be promptly released by the Security Agent immediately following the entry into any new Long Term Charter or new Short Term Charter which extends at least to the Final Repayment Date.

7.10	Automatic cancellation

Any part of the Total Commitments which has not become available by the last day of the Availability Period shall be automatically cancelled at close of business in London on the last day of the Availability Period.

8	Restrictions
8.1	Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.3	No reborrowing

The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6	Agent's receipt of notices

If the Agent receives a notice under clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.

8.8	Application of cancellations

If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.

8.9	Application of prepayments
(a)

Any prepayment required as a result of a cancellation in full of an individual Lender's Commitment under clause 7.1 (Illegality) or clause 7.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender's participation in the Loans.

(b)	Any other prepayment shall be applied pro rata to each Lender's participation in the Loan.
8.10	Reduction in hedging exposure on prepayment

Any repayment or prepayment under this Agreement shall be made together with payment to any Hedging Provider of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out (in whole or in part) of that Hedging Contract or any Hedging Transaction under it in accordance with clause 28.3 (Unwinding of Hedging Contracts) in relation to that repayment or prepayment.

Section 5 - Costs of Utilisation

9	Interest
9.1	Calculation of interest

The rate of interest on the Loan (or any relevant part of it for which there is a separate Interest Period) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	LIBOR for the relevant Interest Period.
9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan (or any relevant part of it) on the last day of each Interest Period (and, with the exception of the first Interest Period, if an Interest Period is longer than three (3) Months, on the dates falling at three (3) Monthly intervals after the first day of that Interest Period).

9.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two (2) per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.
(c)

If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)

Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan (or any relevant part of it).
10	Interest Periods
10.1	Selection of Interest Periods
(a)	Subject to this clause 10, the Borrower may select an Interest Period of three (3) Months or any other period agreed between the Borrower, the Agent and all the Lenders.
(b)	No Interest Period shall extend beyond the Final Repayment Date.
(c)

The first Interest Period for the Loan shall start on the Drawdown Date and end on the First Repayment Date and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.  For the avoidance of doubt, the last Interest Period shall end on the Final Repayment Date.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	Changes to the calculation of interest
11.1	Unavailability of Screen Rate
(a)	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)	If is is not possible to calculate the Interpolated Screen Rate, there shall be no LIBOR for that Interest Period and clause 11.3 (Cost of funds) shall apply for that Interest Period.
11.2	Market disruption

If a Market Disruption Event occurs in relation to the Loan for any interest period, then the rate of interest on each Lender’s funded share of the Loan for the interest period shall be the rate per annum which is the sum of (i) the Margin and (ii) the rate notified to the Agent by that Lender, which expresses the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

11.3	Cost of funds
(a)	If this clause 11.3 applies, the rate of interest on each Lender's share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within ten (10) Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten (10) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select.

(b)

If this clause 11.3 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)	If this clause 11.3 applies pursuant to clause 11.2 (Market disruption) and:
(i)	a Lender's Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)

If this clause 11.3 applies pursuant to clause 11.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

11.4	Notification to Borrower

If clause 11.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

11.5	Break Costs
(a)

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate to the Borrower confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	Fees
12.1	Commitment commission
(a)

The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate  per annum of forty (40) per cent of the Margin calculated on the daily unutilised Commitment of each Lender from the date of this Agreement (the Start Date).

(b)

The Borrower shall pay the accrued commitment commission on the last day of the period of three (3) Months commencing on the Start Date, on the last day of each successive period of three (3) Months, on the last day of the Availability Period  and, if cancelled in full, on the cancelled amount of the relevant Lender's Available Commitment at the time the cancellation is effective.

(c)	No commitment commission is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee

The Borrower shall pay to the Agent (for the account of the Underwriters) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Underwriting fee

The Borrower shall pay to the Agent (for the account of the Underwriters) an underwriting fee in the amount and at the times agreed in a Fee Letter.

Section 6 - Additional Payment Obligations

13	Tax gross-up and indemnities
13.1	Definitions

In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 13.2 (Tax gross-up) or a payment under clause 13.3 (Tax indemnity).

13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Paragraphs (a) to (e) above shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.
13.3	Tax indemnity
(a)

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Agent.
13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)

a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Indemnities on after Tax basis
(a)

If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)

If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the

Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)

For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party 's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.6	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax
(a)

All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 13.7 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13.8	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or
(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent).  The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification.  The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

(i)	Paragraphs (a) to (h) above shall not apply in respect of any Hedging Provider, any Hedging Contract and any payments under any Hedging Contract.
13.9	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

(c)	Paragraphs (a) and (b) above shall not apply in respect of any Hedging Provider, any Hedging Contract and any payments under any Hedging Contract.

14	Increased Costs
14.1	Increased costs
(a)

Subject to clause 14.3 (Exceptions), the Borrower shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)

arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in each case made after the date of this Agreement; and/or

(ii)	arising out of the introduction of, or any change in, Reformed Basel III.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party; or
(iii)

compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied); or

(iv)

a Basel II Increased Cost (unless such Increased Cost is also the consequence of the introduction of, or any change in, or in the interpretation, administration or application of, any law or regulation which is not a Basel II Regulation); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(vi)	incurred by a Hedging Provider in its capacity as such.

(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).
15	Other indemnities
15.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within five (5) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities

The Borrower shall (or shall procure that another Obligor will), within five (5) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 38 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
15.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against:

(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, Ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)

any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and

(b)

any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 39.11 (Disruption to payment systems etc.) notwithstanding the Agent's or the Security Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent or the Security Agent under the Finance Documents.

15.4	Indemnity concerning security
(a)	The Borrower (or shall procure that another Obligor will) shall promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)	any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)

the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)

any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)

(in the case of the Security Agent, any Receiver and any Delegate) acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)

The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.5	Continuation of indemnities

The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

15.6	Third Parties Act
(a)

Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.6 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:
(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:

(A)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and
(C)

if the Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A) above.

15.7	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand to the date of reimbursement by the Borrower to such

Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).

15.8	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct.  Any Indemnified Person may rely on this clause 15.8 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

16	Mitigation by the Lenders
16.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities) or clause 14 (Increased costs) including (but not limited to) assigning or transferring its and (in the case of a transfer) obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
16.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17	Costs and expenses
17.1	Transaction expenses

The Borrower shall, promptly (and in any case within five (5) Business Days) on demand, pay the Agent, the Security Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, Ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred and properly evidenced by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement and the Security Documents;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement;or
(c)	any Security Interest expressed or intended to be granted by a Finance Document.

17.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to clause 39.10 (Change of currency) or clause 45.4 (Replacement of Screen Rate),

the Borrower shall, within five (5) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, Ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Agent’s and Security Agent’s management time and additional remuneration
(a)

After the occurrence of an Event of Default that is continuing, any amount payable to the Agent or the Security Agent under clause 15.3 (Indemnity to the Agent and the Security Agent), clause 15.4 (Indemnity concerning security), clause 17 (Costs and expenses) or clause 33.16 (Lenders’ indemnity to the Agent and others) shall include the cost of utilising the Agent’s or (as the case may be) the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:
(i)	a Default;
(ii)

the Agent or the Security Agent being requested by the Borrower or the other Finance Parties to undertake duties which the Agent or (as the case may be) the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents; or

(iii)	the Agent or (as the case may be) the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)

If the Agent or (as the case may be) the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or (as the case may be) the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

17.4	Enforcement, preservation and other costs

The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with:

(a)

the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights; or

(b)	any inspection carried out under clause 23.9 (Inspection and notice of dry-docking or any survey carried out under clause 23.8 (Survey).

Section 7 - Representations, Undertakings and Events of Default

18	Representations
18.1	The Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.39 (Times when representations are made).
18.2	Status and goodstanding
(a)

The Borrower is an exempted company with limited liability, duly incorporated and, at the date of this Agreement, validly existing and in good standing under the law of its Original Jurisdiction, and in case of any corporate migration of the Borrower ( permitted with prior written notice to the Lenders and subject to satisfactory “know your customers” checks), validity existing and in good standing under the laws of Singapore or Bermuda.

(b)	The Borrower has power and authority to own its assets and to carry on its business as it is now being conducted.
18.3	Binding obligations

Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by the Borrower in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above) each Security Document to which the Borrower is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.4	Non-conflict

The entry into and performance by the Borrower of, and the transactions contemplated by the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to the Borrower;
(b)	the Constitutional Documents of the Borrower; or
(c)	any agreement or other instrument binding upon the Borrower in any material respect or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument.

18.5	Power and authority
(a)

The Borrower has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)

No limitation on the Borrower’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which the Borrower is, or is to be, a party.

18.6	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;
(ii)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 18.16 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

18.7	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of any Finance Document will be recognised and enforced in the Borrower’s Relevant Jurisdictions.
(b)

Subject to the Legal Reservations, any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.8	No misleading information
(a)

Any factual information provided by or on behalf of the Borrower to a Finance Party in connection with the Finance Documents is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any financial projection or forecast provided by or on behalf of the Borrower to a Finance Party in connection with the Finance Documents has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

No event or circumstance has occurred or arisen and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections so provided being untrue or misleading in any material respect.

(d)

All other written information provided by or on behalf of the Borrower (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

18.9	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	The Original Financial Statements accurately present the financial condition and operations of the Borrower during the relevant Financial Year.

18.10Pari passu ranking

The Borrower’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.11Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Conditions precedent to the submission of the Utilisation Request):

(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.

18.12Registered office

(a)	The Borrower has its registered office in the Cayman Islands and all corporate records and documentation are kept at this location.
(b)	The Borrower receives commercial and administrative services from Hoegh LNG AS in Norway.
(c)	To the best of its belief, the Borrower will not enter into any corporate insolvency proceedings outside of the Cayman Islands.

18.13Ownership of Charged Property

The Borrower is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.

18.14Good title to assets

The Borrower has a good, valid and marketable title to, or valid leases or licences of and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.15No insolvency

(a)

No corporate action, legal proceeding or other procedure or step described in clause 29.11 (Insolvency proceedings) or creditors' process described in clause 29.12 (Creditors' process) has been taken or, to the knowledge of the Borrower, threatened in relation to the Borrower and none of the circumstances described in clause 29.10 (Insolvency) applies to the Borrower.

(b)	The Borrower is not unable to pay its debts within the meaning of Section 93 of the Companies Act (as amended) of the Cayman Islands (the Cayman Companies Act) and

the Borrower will not, in consequence of executing the Finance Documents to which it is a party, become so unable to pay its debts.

(c)	The value of the Borrower's assets exceeds its liabilities (including its contingent and prospective liabilities).

18.16No filing or stamp taxes

Subject to any Legal Reservation, under the laws of the Borrower’s Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document; in particular, (a) Cayman Islands stamp duty will arise on any Finance Document executed in, or brought into, the Cayman Islands or produced before a court in the Cayman Islands (which stamp duty will, in each such case, upon such duty arising, be timely paid by the Borrower), and (b) any Transaction Security created by the Borrower pursuant to the Security Documents to which it is a party must be timely registered in the Borrower's register of mortgage and charges (which registration the Borrower will timely complete and the Borrower shall provide an updated copy of its register of mortgages and charges to the Security Agent forthwith following the entry into each Security Document).

18.17Deduction of Tax

The Borrower is not required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, a party.

18.18Tax compliance

(a)	The Borrower is not materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against the Borrower with respect to Taxes such that a liability of, or claim against, the Borrower is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which is reasonably likely to have a Material Adverse Effect.

(c)

The Borrower is not resident for Tax purposes in any jurisdiction outside of its Original Jurisdiction (or in case of a corporate migration (with a prior written notice to the Lenders and subject to satisfactory “know your customers” checks), it may become resident for tax purposes in Singapore or Bermuda).

18.19Other Tax matters

The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)	having any liability in respect of Tax in any Flag State;
(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of the Borrower.

18.20DAC6

To the best of the Borrower’s knowledge, no transaction contemplated by the Finance Documents nor any transaction to be carried out by it in connection with any transaction contemplated by the Finance Documents meets any hallmark set out in Annex IV of DAC6.

18.21No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on the Borrower or to which the Borrower’s assets are subject which is reasonably likely to have a Material Adverse Effect.

18.22No proceedings

(a)

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which if adversely determined is reasonably likely to have a Material Adverse Effect has or have, to the best of the Borrower’s knowledge and belief (having made due and careful enquiry) been started or threatened against the Borrower.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of  the Borrower’s knowledge and belief (having made due and careful enquiry)) been made against the Borrower.

18.23No breach of laws

The Borrower has not breached any applicable law or regulation which breach is reasonably likely to have a Material Adverse Effect.

18.24Compliance with Environmental Laws and Environmental Approvals

The Borrower and, to the best of the Borrower’s knowledge and belief (having made due and careful enquiry), its Environmental Affiliates, have materially complied with the terms of all applicable Environmental Laws relating to their ownership, operation and management of the Ship and have obtained and materially complied with the terms of all applicable Environmental Approvals relating to the Ship.

18.25No Environmental Claim

No Environmental Claim has been made or threatened or pending against the Borrower or the Ship where that claim is reasonably likely to have a Material Adverse Effect or, to the best of the Borrower’s knowledge and belief (having made due and careful enquiry), against any Environmental Affiliate where that claim is reasonably likely to have a Material Adverse Effect.

18.26No Environmental Incident

No Environmental Incident has occurred where such Environmental Incident is reasonably likely to have a Material Adverse Effect.

18.27Anti-corruption law

The Borrower has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, including any law or regulation or judicial or official order applicable to it (including, where applicable, Directive (EU) 2015/849, implemented to combat money laundering, the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977).

18.28Sanctions

(a)

The Borrower, the Sponsors, and their directors, officers, employees, and to the best of the Borrower’s knowledge its agents and representatives and the Manager and Operating Company and any Intra-Group Charterer is in compliance with Sanctions Laws applicable to it and has not engaged, directly or indirectly in any trade, business or other activities with or for the benefit of any Restricted Party;

(b)

Neither the Borrower, nor the Sponsors, nor any of their respective directors, officers, employees, nor to the best of the Borrower’s knowledge none of its representatives or agents or the Manager, any Operating Company or any Intra-Group Charterer:

(i)	is a Restricted Party; or
(ii)	is aware that it is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws applicable to it by any Sanctions Authority.

18.29Security and Financial Indebtedness

(a)	No Security Interest exists over all or any of the present or future assets of the Borrower in breach of this Agreement.
(b)	The Borrower does not have any Financial Indebtedness outstanding in breach of this Agreement.

18.30Shares

(a)	The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)

Save for the amended and restated shareholders agreement dated 18 July 2014 and made between Mitsui O.S.K. Lines, Ltd., Höegh LNG Partners Operating LLC and Tokyo LNG Tanker Co., Ltd, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

18.31Ownership

(a)

The Borrower is a wholly owned Subsidiary of the Sponsors and each of Höegh LNG Partners LP and Mitsui O.S.K. Lines Ltd. retains at all times (directly or indirectly) at least twenty-five per cent. (25%) of the legal and beneficial ownership of the Borrower.

(b)	Höegh LNG Holdings Ltd. and/or companies directly or indirectly controlled by Höegh LNG Holdings Ltd., individually or collectively, retain at least twenty-five per cent. (25%) of the legal and beneficial ownership of Höegh LNG Partners LP and at least fifty per cent. (50%) of the legal and beneficial ownership of Höegh LNG GP LLC.

18.32Accounting Reference Date

The Financial Year-end of the Borrower is the Accounting Reference Date.

18.33No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)	by reason of the execution of any Finance Document or the performance by any Finance Party of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)

To the best of its knowledge and belief without making due enquiry, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

18.34No material adverse change

Since the date of the Original Financial Statements, nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Lenders, acting reasonably, shall determine has had or is reasonably likely to have a Material Adverse Effect.

18.35No immunity

The Borrower or any of its assets is not immune to any legal action or proceeding.

18.36Corporate records of the Borrower

(a)

Each copy Cayman Corporate Record (as defined below) as provided to the Security Agent (or its advisers) in connection with the Finance Documents is a true, accurate, correct, complete and up-to-date copy of the original and is in full force and effect (without amendment and without having been revoked or superseded) as at (in each such case) the date of this Agreement; and, other than such Cayman Corporate Records, nothing else has effect to regulate the governance of the Borrower.

(b)

Cayman Corporate Records means the Constitutional Documents and statutory registers of the Borrower including, without limitation, the Borrower's (i) Certificate of Incorporation, (ii) each Certificate of Incorporation on Change of Name (if any), (iii) Memorandum and Articles of Association (and any amendments thereto), (iv) Register of Members (recording that all the issued shares in the Borrower are free of security and other third party interests), (v) Register of Directors and Officers, (vi) Register of Mortgages and Charges (recording that all the assets and other property of the Borrower are free of security and other third party interests save for any security in favour of the Security Agent), (vii) any other instruments which regulate the governance of the Borrower (if any) and (viii) Certificate of Good Standing.

18.37Ship status

The Ship will on the first day of the Mortgage Period be:

(a)	registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society; and
(d)	insured in the manner required by the Finance Documents.

18.38Ship's employment

The Ship shall on the first day of the Mortgage Period be free of any charter commitment, which, if entered into after that date, would require approval under the Finance Documents, other than any charter commitment under any Charter Document.

18.39Times when representations are made

(a)	All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made on the dates of:
(i)	this Agreement;
(ii)	the Utilisation Request; and
(iii)	the Utilisation.
(b)	The Repeating Representations are deemed to be made on the first day of each Interest Period.
(c)	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period.
(d)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19	Information undertakings
19.1	The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.
19.2	In this clause 19:

Annual Financial Statements means the audited financial statements for each Financial Year of the Borrower delivered pursuant to paragraph (a) of clause 19.3 (Financial statements).

Quarterly Financial Statements means the unaudited financial statements (consisting only of an income statement and the statement of financial position) for each financial quarter year of the Borrower delivered pursuant to paragraph (b) of clause 19.3 (Financial statements).

19.3	Financial statements
(a)

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each Financial Year its audited financial statements for that Financial Year.

(b)

The Borrower shall supply to the Agent as soon as the same become available, but in any event within sixty (60) days after the end of each financial quarter of each of its Financial Years its unaudited financial statements (consisting only of an income statement and the statement of financial position) for that financial quarter.

(c)	The Borrower shall use reasonable efforts to supply to the Agent with the audited annual financial statements of the Charterer, once they are available.
19.4	Provision and contents of DSCR Compliance Certificate
(a)	The Borrower shall supply a DSCR Compliance Certificate to the Agent, with each set of Annual Financial Statements and each set of Quarterly Financial Statements.
(b)

Each DSCR Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants) and confirm the amount of the Historical Debt Service Cover Ratio and shall confirm that such statements have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and fairly represent the Borrower’s financial condition as at the date at which those financial statements were drawn up.

(c)	Each DSCR Compliance Certificate shall be signed by the finance director or chief financial officer of the Höegh LNG Partners LP or, in his or her absence, by two directors of the Borrower.
19.5	Requirements as to financial statements
(a)

The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements consists of an income statement and the statement of financial position and that each set of Annual Financial Statements includes annual cashflow statement and is audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 19.3 (Financial statements) shall:
(i)	be prepared in accordance with IFRS;
(ii)	in the case of the Annual Financial Statements, shall be accompanied by a letter addressed to the management of the Borrower by the Auditors and accompanying those Annual Financial Statements; and
(iii)	in the case of Annual Financial Statements, not be the subject of any qualification in the Auditors' opinion.
(c)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.6	Year-end

The Borrower shall procure that its Financial Year-end falls on the Accounting Reference Date.

19.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to their creditors generally (or any class of them);
(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, and which, if adversely determined, is reasonably likely to have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against the Borrower and which is reasonably likely to have a Material Adverse Effect;

(d)

on a quarterly basis, business reports to include, amongst others, management accounts, annual cashflow forecasts for the next two (2) years, commentary on operational performance, and planned maintenance; and

(e)	promptly on request, such financial, commercial and technical information regarding the financial condition, assets and operations of the Borrower.
19.8	Notification of Default
(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.9	Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

19.10Direct electronic delivery by the Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with clause 41.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

19.11"Know your customer" checks

(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Borrower (or of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)

a proposed assignment or transfer by a Lender or a Hedging Provider of any of its rights and/or (in the case of a transfer) obligations under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment or transfer, obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender or any Hedging Provider (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (iii) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial covenants
20.1	Undertaking to comply

The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period.

20.2	Financial condition

The Borrower shall ensure that, on each Repayment Date, the Historical Debt Service Cover Ratio shall not be less than 1.05:1.  For the avoidance of doubt, the Historical Debt Service Cover Ratio shall be tested quarterly by reference to each DSCR Compliance Certificate delivered pursuant to clause 19.4 (Provision and contents of DSCR Compliance Certificate).

20.3	Financial testing

The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each DSCR Compliance Certificate delivered pursuant to clause 19.4 (Provision and contents of DSCR Compliance Certificate).

21	General undertakings
21.1	Undertaking to comply

The Borrower undertakes that this clause 21 will be complied throughout the Facility Period.

21.2	Use of proceeds

The proceeds of the Utilisation shall be used exclusively for the purposes specified in clause 3 (Purpose).

21.3	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document in that Relevant Jurisdiction or in the state of the Approved Flag of the Ship; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
21.4	Compliance with laws

The Borrower shall comply in all respects with all applicable laws and regulations (including applicable Environmental Laws, anti-money laundering laws, anti-corruption laws) to which it may be subject, in each case where non-compliance is reasonably likely to have a Material Adverse Effect.

21.5	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.6	Sanctions
(a)

No proceeds of the Loan shall be made available, directly or knowingly indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose that would result in a breach of applicable Sanctions Laws.

(b)	The Borrower shall:
(i)

promptly upon becoming aware of them, supply to the Agent the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners or any of its respective directors, officers, employees, agents or representatives, or against the Sponsors, Manager, any Operating Company or any Intra-Group Charterer, as well as information on what steps are being taken with regards to answer or oppose such; and

(ii)

inform the Agent promptly upon becoming aware that it, any of its direct or indirect owners or any of its directors, officers, employees, agents or representatives or any of the Sponsors, Manager, any Operating Company or any Intra-Group Charterer has become or is likely to become a Restricted Party.

(c)

The Borrower shall ensure that neither it nor its directors, officers, employees (and shall use best efforts to ensure that none of its agents or representatives nor the Manager, any Operating Company or any Intra-Group Charterer, or any other persons acting on its or their behalf), is or will become a Restricted Party.

(d)

The Borrower shall not fund all or part of any payment or repayment in connection with a Finance Document out of proceeds derived from (A) business or transactions with a Restricted Party, or (B) from any action which is in breach of applicable Sanctions Laws.

(e)

The Borrower shall ensure and shall procure that each of the Sponsors and their subsidiaries will ensure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held by the Borrower with any Finance Party or any Affiliate of a Finance Party, to the extent crediting such bank account would lead to non-compliance by it, any Finance Party or any Affiliate of a Finance Party with any applicable Sanctions Laws.

21.7	Anti-corruption law
(a)

The Borrower shall not directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Norwegian Penal Code SS387-389 or other similar legislation in other jurisdictions.

(b)	The Borrower shall:
(i)

conduct its businesses in compliance with applicable anti-corruption laws (including Directive (EU) 2015/849, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and the Norwegian Penal Code SS387-389, each as amended from time to time); and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
21.8	Tax compliance
(a)	The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.
(b)	Except as approved by the Majority Lenders, the Borrower shall ensure that it is not resident for Tax purposes in any other jurisdiction outside of its jurisdiction of incorporation.
21.9	Change of business

Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

21.10	Merger

Except as approved by the Majority Lenders, the Borrower shall not enter into any amalgamation, demerger, merger, consolidation, redomiciliation (save as permitted under this Agreement), legal migration or corporate reconstruction.  It being understood that the approval of the Majority Lenders in relation to any legal migration shall not be unreasonably withheld and/or delayed.

21.11Ownership of the Borrower

(a)	The Borrower shall remain at all times owned (directly or indirectly) by the Sponsors, in the following percentages:
(i)	Höegh LNG Partners Operating LLC: fifty per cent. (50%);
(ii)	Mitsui O.S.K. Lines Ltd.: forty-eight point five per cent. (48.5%); and
(iii)	Tokyo LNG Tanker Co., Ltd.: one point five per cent. (1.5%).
(b)	Notwithstanding paragraph (a) above, change of ownership of the Borrower is permitted provided that:
(i)

the change of ownership is a result of a transfer of ownership between Höegh LNG Partners Operating LLC and Mitsui O.S.K. Lines Ltd. provided that, at all times, each of Höegh LNG Partners LP and Mitsui O.S.K. Lines Ltd. retains (directly or indirectly) at least twenty-five per cent. (25%) of the legal and beneficial ownership of the Borrower;

(ii)

the change of ownership is a result of a transfer between a Sponsor and an Affiliate of that Sponsor, provided that the Sponsors retain the same indirect ownership of the Borrower until the end of the Facility Period; or

(iii)	the Agent (acting on the instructions of the Majority Lenders) has consented to a change in ownership,

it being understood that immediately following any change in ownership, the new shareholder shall grant a security over the acquired shares in favour of the Security Agent.

21.12Further assurance

(a)

The Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 31.1 (Assignments and transfers by the Lenders).

(b)

The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

21.13Environmental matters

(a)	The Borrower shall promptly upon becoming aware of the same inform the Agent in writing of:
(i)	any Environmental Claim which, if successful to any extent, is reasonably likely to have a Material Adverse Effect;
(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against the Borrower and/or any Operating Company and/or any Manager; and
(iii)

any Environmental Incident which may give rise to such a claim and shall keep the Agent regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	The Borrower shall, and shall procure that all of its Environmental Affiliates and the Manager will:
(i)	materially comply with all applicable Environmental Laws; and
(ii)	obtain, maintain and ensure compliance with all applicable Environmental Approvals.

21.14Arm's length basis

Any transactions entered into by the Borrower with an Affiliate shall be (other than under the Finance Documents) and on the basis of arm's length arrangements as required by laws applicable to the relevant parties.

21.15Continuation

The Borrower shall not (without the prior written consent of the Security Agent) take any action for its registration by way of continuation as a company, body corporate or any other form of entity under the laws of a jurisdiction outside the Cayman Islands (or to otherwise be de-registered in the Cayman Islands) whether pursuant to Sections 206 or 207 of the Cayman Companies Act.

21.16Register of Mortgages and Charges

Forthwith following execution of this Agreement, the Borrower shall:

(a)

until the full and final unconditional discharge and release of the security granted or otherwise constituted pursuant to the Security Documents to which it is a party (the Discharge Date), keep and maintain a register of mortgages and charges (the Register of Mortgages and Charges) at the Borrower's registered office in the Cayman Islands, in accordance with Section 54 of the Cayman Companies Act;

(b)

until the Discharge Date, enter into its Register of Mortgages and Charges (and maintain therein) appropriate particulars of each Security Document to which it is a party and any other security granted or otherwise constituted by the Borrower in favour of the Security Agent (which particulars shall include all particulars required to be kept in such Register of Mortgages and Charges pursuant to the provisions of Section 54 of the Cayman

Companies Act), such particulars to be in a form and substance being satisfactory to the Secuity Agent; and

(c)

provide a copy of its Register of Mortgages and Charges (containing all such particulars as referred to foregoing) to the Security Agent (such copy of the Register of Mortgages and Charges being certified, by a director of the Borrower, as a "true, accurate and complete copy of the original").

21.17Conditions to be fulfilled on the Utilisation Date

On the Utilisation Date, the Borrower shall (or shall procure that another Obligor will) provide:

(a)

a copy of its Register of Directors and Officers, Register of Members (recording that all the issued shares in the Borrower are free of security and other third party interests) and Register of Mortgages and Charges (and recording that all the assets and other property of the Borrower are free of security and other third party interests);

(b)	evidence of the settlement of any mark to market relating to the excess of existing hedging positions against the Total Commitments; and
(c)	evidence of that the existing indebtedness has been repaid on the Utilisation Date and that the security documents under the existing facility have been released and/or discharged in full.
22	Dealings with Ship
22.1	Undertaking to comply

The Borrower undertakes that this clause 22 will be complied with in relation to the Ship throughout the Mortgage Period.

22.2	Ship’s name and registration
(a)	The Ship’s name shall only be changed after prior notice to the Agent.
(b)

The Ship shall be registered with the relevant Registry under the laws of its Flag State or an Approved Flag.  Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State or an Approved Flag).  If that registration is for a limited period, it shall be renewed at least forty-five (45) days before the date it is due to expire and the Agent shall be notified of that renewal at least thirty (30) days before that date.

(c)

Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

22.3	Sale or other disposal of Ship

Except with approval, and save as otherwise provided in Clause 7.7, the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in the Ship, and the Ship will remain wholly owned by the Borrower.

22.4	Sanctions in respect of the Ship’s employment
(a)	The Borrower agrees not to employ the Ship or permit its employment in:
(i)	any manner, trade or business which:
(A)	is forbidden by international law, in violation of Sanctions Laws applicable to it and/or the Obligors;
(B)	is by or for the benefit of a Restricted Party;
(C)	is unlawful or illicit under the law of any Relevant Jurisdiction;
(D)

could expose the Ship, any Finance Party, the Manager, the Operating Company (if applicable) or the Intra-Group Charterer of the Ship, the Ship’s crew or the Ship’s insurers to enforcement proceedings arising from applicable Sanctions Laws; or

(ii)	any transport of any goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported pursuant to any Sanctions Laws.
(b)	The Borrower will provide the Agent upon its request with all relevant documentation related to the Ship, and any transported goods:
(i)

to demonstrate that the Borrower is in compliance with paragraph (a) and that the Borrower, the Sponsors, the Manager, any Operating Company and any Intra-Group Charterer are not acting in breach of Sanctions Laws applicable to them; or

(ii)	which a Finance Party is required to disclose to any regulatory authority pursuant to any applicable Sanctions Laws.
22.5	Manager
(a)

A manager of the Ship (other than a Manager) shall not be appointed unless that manager and the terms of its appointment are approved and it has delivered a duly executed Manager’s Undertaking or, as applicable, a Management Agreement Assignment to the Security Agent.

(b)	There shall be no change to the terms of appointment of a Manager whose appointment has been approved unless such change is also approved.
(c)

The terms of a Management Agreement shall not be materially amended without the consent of the Majority Lenders (such consent not to be unreasonably withheld) provided that a change of the management fee of up to 5% per annum shall not be regarded a material.

22.6	Copy of Mortgage on board

If required by the laws of the Approved Flag, a certified copy of the Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

22.7	Notice of Mortgage

If required by the laws of the Approved Flag, a framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship.  The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a First Mortgage in favour of Mizuho Bank, Ltd., of Mizuho House, 30 Old Bailey, London, EC4M 7AU, United Kingdom.  Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

22.8	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

22.9	Lay up

Except with approval, the Ship shall not be laid up or deactivated provided that any such lay up or deactivation is permitted whilst charterhire is being paid under any Charter Document.

22.10Sharing of Earnings

Except with approval, the Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

22.11Payment of Earnings

(a)	The Earnings from the Ship shall be paid in the way required by the General Assignment.
(b)	If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the General Assignment.

22.12Poseidon Principles

(a)

The Borrower shall, upon the request of the Agent (at the request of any Lender) with reasonable notice and at no cost to the Agent, on or before 31 July in each calendar year, supply or procure the supply to the Agent of all information necessary in order for that Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Ship for the preceding calendar year.

(b)	No Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrower.
(c)	Such information shall be “Confidential Information” for the purposes of Clause 46 (Confidential Information) but the Borrower acknowledges that, in accordance with the

Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

23	Condition and operation of Ship
23.1	Undertaking to comply

The Borrower undertakes that this clause 23 will be complied with in relation to the Ship throughout the Mortgage Period.

23.2	Defined terms

In this clause 23 and in Schedule 2 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

23.3	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

23.4	Modification

Except with approval or as permitted pursuant to clause 25.4(b)(iv), the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce the value of the Ship.

23.5	Removal of parts

Except with approval, no material part of the Ship shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts owned by the Borrower free of any Security Interest except under the Security Documents).

23.6	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing material damage to the structure or fabric of the Ship or incurring significant expense unless the installation of such equipment is contemplated pursuant to the Charter Contract.

23.7	Maintenance of class; compliance with laws and codes

The Ship’s class shall be the Classification and the Ship shall be classed free of overdue requirements, conditions, notations and qualifications. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes relating to the ownership and operation of the Ship. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

23.8	Surveys

The Ship shall be submitted to periodic surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

23.9	Inspection and notice of dry-docking

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times (provided such inspection does not interfere with or delay the Ship’s operations and is permitted by the relevant yard) to inspect it and given all proper facilities needed for that purpose.  The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

23.10Prevention of arrest

Any debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances (except for any Permitted Security Interest) shall be promptly paid and discharged.

23.11Release from arrest

The Borrower shall, immediately upon receiving notice of the arrest of the Ships take any steps necessary to ensure that the Ship is promptly released from such arrest, detention, or attachment, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge and within thirty (30) days (or such longer period as the Lenders may agree) of receiving notice or becoming aware of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or procuring the provision of security or otherwise as the circumstances may require.

23.12Information about Ship

The Agent shall promptly be given any information which it may reasonably request about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all relevant Charter Documents entered into by or on behalf of the Borrower and copies of any applicable operating certificates.

23.13Notification of certain events

The Agent shall promptly be notified of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;
(b)	any occurrence as a result of which the Ship has become or is likely to become a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)	any withdrawal or threat to withdraw any applicable operating certificate;
(f)	the receipt of notification that any application for such a certificate has been refused;
(g)	any requirement made in relation to the Ship by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required; and
(h)	any capture, seizure, piracy, arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

23.14Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly.  Proper accounting records shall be kept of the Ship and its Earnings.

23.15Evidence of payments

At any time following the occurrence of an Event of Default that is continuing, the Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;
(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

23.16Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

23.17Lawful use

The Ship shall not be employed in any part of the world where there are hostilities (whether war has been declared or not), in carrying contraband goods, and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of similar types of ships engaged in similar trades generally participate at the relevant time.

23.18War zones

Except with approval, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers.  If approval is granted for it to do so, any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

24	Insurance
24.1	Undertaking to comply

The Borrower undertakes that this clause 24 shall be complied with in relation to the Ship and its Insurances throughout the Mortgage Period.

24.2	Insurance terms

In this clause 24:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in paragraphs (a) and (b) of clause 24.3 (Coverage required).

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

24.3	Coverage required

The Ship shall at all times be insured:

(a)	against fire and usual marine risks (hull and machinery insurance and increased value or disbursements insurance including excess risks);
(b)	against hull interest and freight interest risks;
(c)	against war risks (including war protection and indemnity, terrorism, piracy, hijacking and confiscation risks);
(d)

against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship but, in relation to liability for oil pollution, for an amount of not less than Dollar one billion (1,000,000,000);

(e)	against loss of hire;
(f)	against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and
(g)	on terms which comply with the other provisions of this clause 24.

24.4	Placing of cover

The insurance coverage required by clause 24.3 (Coverage required) shall be:

(a)

in the name of the Borrower and (in the case of the Ship’s hull cover) no other person (other than the Technical Manager, the Commercial Manager, the Time Charterer or the Security Agent (and any other Finance Party required by the Agent) if required by the Agent) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)

if the Agent so requests, in the joint names of the Borrower and the Security Agent (and any other Finance Party required by the Agent) (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or such Finance Party for premiums or calls);

(c)	in Dollars or another approved currency;
(d)	in an aggregate insured value equal to or greater than one hundred and twenty per cent (120%) of the Loan outstanding under this Agreement from time to time;
(e)

in the case of the hull and machinery insurances referred to in 24.3(a), in an amount at all time not less than eighty per cent (80%) of the Market Value of the Ship, with an aggregate hull and machinery insured value equal to or greater than the Total Commitment under this Agreement, while the remaning cover may be taken out by way of hull and freight interest insurances;

(f)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;
(g)	in full force and effect; and
(h)	in such amounts and on such terms as the Agent may approve (such approval not to be unreasonably withheld) and with approved insurers or associations.
24.5	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.

24.6	Mortgagee’s insurance

The Borrower shall promptly reimburse to the Agent the cost of taking out and keeping in force in respect of the Ship:

(a)

if required by the Majority Lenders, a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) for the benefit of the Finance Parties for an amount covering not less than one hundred and twenty per cent (120%) of the Loan outstanding under this Agreement.

24.7	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.

24.8	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

24.9	Details of proposed renewal of Insurances

At least fourteen (14) days before any of the Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

24.10Instructions for renewal

At least seven (7) days before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

24.11Confirmation of renewal

The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

24.12P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

24.13Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

24.14Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

24.15Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause (which shall include the Major Casualty Amount) and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

24.16Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.

24.17Qualifications and exclusions

All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.

24.18Independent report

If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report.  It being understood that no more than one (1) report per year shall be required and in case there has been no change to the insurance arrangements from the report from the previous year, such report will not be required.

24.19Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Insurances shall be provided promptly.

24.20Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

24.21Declarations and returns

If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

24.22Application of recoveries

All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

24.23Settlement of claims

Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

24.24Change in insurance requirements

If the Agent gives notice to the Borrower to change the terms and requirements of this clause 24 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 24 shall be modified in the manner so notified by the Agent on the date fourteen (14) days after such notice from the Agent is received

25	Chartering undertakings
25.1	Quiet enjoyment

The Security Agent will promptly duly execute and enter into the Quiet Enjoyment Agreement and return it to the Borrower.

25.2	Undertaking to comply

The Borrower undertakes that the following provisions of this clause 25 will be complied with in relation to the Ship and its relevant Charter Documents.

25.3	Ship Employment
(a)

Other than the Charter Contract with Total, and any sub-charters entered into by Total (which, for the avoidance of doubt, shall not require the consent of the Lenders, provided that Total shall always remain responsible for the due fulfilment of the relevant Charter Document), the Borrower agrees not to employ the Ship or permit its employment under a time or bareboat charter for any period other than as permitted below:

(i)	Intra-Group chartering:
(A)	on a time charter to an Intra-Group Charterer for a period equal to or less than twelve (12) Months (including any optional extensions); or
(B)

on (i) any bareboat charter to an Intra-Group Charterer (irrespective of its duration); and (ii) a time charter to an Intra-Group Charterer for a period exceeding from its effectiveness, twelve (12) Months (or which, following exercise of an optional extension, exceeds twelve (12) Months), provided in each case that:

(1)	the Intra-Group Charterer has executed a General Assignment in form and substance acceptable to the Lenders;
(2)	the rights of the Intra-Group Charterer are subordinated to the rights of the Finance Parties;
(3)	the Borrower has to the satisfaction of the Lenders assigned its rights under such charter to the Security Agent; and
(4)	the Agent has received legal opinions satisfactory to the Lenders in relation to such subordination and General Assignment and, if relevant, such bareboat charter assignment;

(ii)	Third party chartering:
(A)

Short Term Charters: on a Short Term Charter, in circumstances where all management and other operational functions in respect of the Ship are performed either by an Intra-Group Charterer or by a Technical Manager or (if applicable) any Operating Company; or

(B)	Long Term LNGC Charters: on a Long Term LNGC Charter;
(C)	Long Term FSRU Charter: on a Long Term FSRU Charter;
(D)

Bareboat Charters – no Sponsor operation and maintenance agreement: a bareboat charter not contemplated by the foregoing sub-clauses of this clause, with the consent of the Lenders (such consent not to be unreasonably withheld and/or delayed);

(E)

Other: any other Long Term Charter arrangement with the consent of the Lenders, such consent not to be unreasonably withheld or delayed and be provided within ten (10) Business Days of receipt by the Agent of a notice from the Borrower, failing which the Long Term Charter shall be deemed not approved.

(b)

If at any time during the Facility Period, the Ship shall be subject to a Long Term Charter, the Borrower or the Intra-Group Charterer (as the case may be) will provide a Long Term Charter Assignment in relation to the Ship in form and substance acceptable to the Lenders in favour of the Security Agent simultaneously with conditions to the chartering of the Ship under an executed Long Term Charter being lifted.

(c)

The Lenders shall further co-operate to release any existing Long Term Charter Assignment at the expiry of a Long Term Charter (or in circumstances where a Long Term Charter is replaced following the consent of the Lenders (as applicable) pursuant to and in accordance with this clause.

25.4	Variations of Charter Contract
(a)	Any material amendment to a Charter Contract (in the reasonable opinion of the Agent, acting on the instructions of the Majority Lenders) shall require the consent of the Majority Lenders.
(b)

Notwithstanding paragraph (a) above, if any of the following amendments are made to the Charter Contract, these shall not be deemed to be material and shall not require any consent of the Majority Lenders:

(i)

the removal of any provisions in a Charter Contract which are considered by the parties to be historic or no longer relevant in nature or the amendment and restatement of the Charter Contract to incorporate general amendments which have been agreed to date;

(ii)	any amendments to permit project specific requirements for FSRU projects by Total (provided that there is no reduction in hire);
(iii)

any changes in employment of the Ship by the Charterer including any sub time-chartering and bareboat and operating, operation and maintenance agreement structures where the Charter Contract is suspended, provided that Total remains responsible for the due fulfilment of the relevant Charter Contract;

(iv)

any modification for the deployment of the Ship which (i) does not materially reduce the Ship’s value and (ii) for which the Charterer cover the modification costs or, in the event the Charterer does not cover the modification costs, such costs do not exceed two (2) million Dollars (it being understood that modifications which do not require an amendment to the Charter Contract are not restricted in amount);

(v)

the inclusion of a purchase option in the Charter Contract in favour of a Charterer provided that the purchase option is only exercisable during the last three (3) years of the Initial Charter Period and the purchase price is equal to or more than the higher of (i) the termination fee payable by the Charterer under the Charter Document and (ii) 120% of the Loan outstanding under this Agreement; and

(vi)

the extension of the term of the Charter Contract, changes to the extension options (after the Initial Charter Period) and, notice for declaring extension, and changes to any charter hire payable during such extended term, subject in all cases to items (i) to (vi) above, to the Charter Contract remaining in full and force and effect (save for any permitted suspension as set out at paragraph (iii) above) and Total remaning responsible for the due fulfilment of obligations under the Charter Contract.

(c)

For the avoidance of doubt, a change in charterer under the Charter Contract, a reduction in the capex rate, reduction in the termination fee payable by Total and shortening of the Initial Charter Period shall require the consent of all Lenders.

25.5	Releases and waivers

Except with approval, there shall be no release by the Borrower of any obligation of any Charterer under the Charter Documents (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

25.6	Termination by the Borrower

Except with approval, the Borrower shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

25.7	Charter performance

The Borrower shall perform its obligations under the relevant Charter Documents.

25.8	Notice of assignment of Charter Documents

The Borrower shall give notice of assignment of the relevant Charter Documents to the other parties to them in the form specified by the relevant Security Documents and shall use its reasonable commercial endeavour to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein on or before the date of the Mortgage.

25.9	Payment of Charter Earnings

All Earnings which the Borrower is entitled to receive under any Charter Document shall be paid in the manner required by the Security Documents.

26	Bank accounts
26.1	Undertaking to comply

The Borrower undertakes that this clause 26 will be complied with throughout the Facility Period.

26.2	Opening and closing of bank accounts
(a)

The Borrower undertakes (i) that it shall not own any bank account other than the Accounts, (ii) not to open any bank account other than the Accounts and (iii) to keep the Accounts open and not to close until no sum is liable to be due under the Finance Documents.

26.3	Operating Account
(a)	The Borrower shall be the holder of an Account with the Account Bank which is designated as an “Operating Account” for the purposes of the Finance Documents.
(b)

The Earnings of the Ship and all moneys payable to the Borrower under the Ship’s Insurances and any net amount payable to the Borrower under any Hedging Contract shall be paid by the persons from whom they are due to the Operating Account unless required to be paid to the Security Agent under the Finance Documents.

(c)	The Borrower shall not withdraw amounts standing to the credit of the Operating Account except as permitted by the Cash Waterfall set out in paragraph (d) below.
(d)	Cash Waterfall
(i)

Unless and until an Event of Default occurs, monies credited to the Operating Account shall be applied by the Borrower on a date on which charter hire is payable to the Borrower under the Charter Contract, the charter hire may be applied for the following purposes in the following order:

(A)

pro-rata payment to the Manager for (x) operating costs (not exceeding 110% of the lesser of the operating cost component of the charter hire and the operating costs payable monthly under a Management Agreement, (y) insurance premiums and tax due from the Borrower and (z) payment of fees to the Manager;

(B)	transfer of the Debt Service Retention Amount to the Debt Service Retention Account;
(C)	to make payments to the Debt Service Reserve Account up to the amount of the Debt Service Reserve; and
(D)

to make payments to the Dividend Distribution Account provided that the Dividend Release Conditions have been met or if the Dividend Release Conditions have not been met, to the Dividend Lock-Up Account,

(the Cash Waterfall).

(ii)	At any time:
(A)	A Drydocking Cost Payment or a Drydocking Cost Reimbursement may be applied in payment of a Drydocking Cost; or
(B)	A Drydocking Cost Reimbursement may be paid to the Sponsors in reimbursement of a Drydocking Cost Payment (notwithstanding any other restriction in the Finance Documents to the contrary).

26.4	Debt Service Reserve Account
(a)	The Borrower shall be the holder of an account with the Account Bank which shall be designated as the "Debt Service Reserve Account" for the purposes of the Finance Documents.
(b)

The Borrower shall procure that, save as otherwise expressly provided for in a Finance Document, at all times the aggregate credit balance on the Debt Service Reserve Account is not less than the then applicable Debt Service Reserve.

(c)	The aggregate credit balance on the Debt Service Reserve Account shall be tested quarterly on each Repayment Date.
26.5	Debt Service Retention Account
(a)	The Borrower shall be the holder of an account with the Account Bank which shall be designated as the "Debt Service Retention Account" for the purposes of the Finance Documents.
(b)

The Borrower shall procure that, save as otherwise expressly provided for in a Finance Document, on each Debt Service Retention Date the aggregate credit balance on the Debt Service Retention Account is not less than the then applicable Debt Service Retention Amount.

26.6	Dividend Distribution Account
(a)	The Borrower shall be the holder of an account with the Account Bank which shall be designated as the "Dividend Distribution Account" for the purposes of the Finance Documents.
(b)	The Borrower shall have no right whatsoever to operate the Dividend Distribution Account if the Dividend Release Conditions are not fulfilled.
26.7	Dividend Lock-Up Account
(a)	The Borrower shall be the holder of an account with the Account Bank which shall be designated as the "Dividend Lock-up Account" for the purposes of the Finance Documents.
(b)

In the event that the Dividend Release Conditions are not fulfilled in form and substance satisfactory to the Agent, the Borrower shall have the right to apply monies credited to the Operating Account to make payments to the Dividend Lock-up Account.  Any amount standing on the Dividend Lock-up Account shall be transferred to the Dividend Distribution Account once all Dividend Release Conditions are fulfilled in form and substance satisfactory to the Agent.

26.8	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 26 if:
(i)

such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 2 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower and the Account Bank.
(c)	If an Account is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.
(d)

The Borrower shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 26 or waive any of its rights in relation to an Account except with approval.

(e)

The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(f)

Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

27	Business restrictions
27.1	Undertaking to comply

Except as otherwise approved by the Majority Lenders, the Borrower undertakes that this clause 27 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period.

27.2	General negative pledge
(a)	In this clause 27.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	The Borrower shall not create or permit to subsist any Security Interest in respect of Financial Indebtedness over any of its assets.
(c)	(Without prejudice to clause 18.29 (Security and Financial Indebtedness)), the Borrower shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any Affiliate of an Obligor;

(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,
(v)	in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(d)	Paragraph (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)	those granted or expressed to be granted by any of the Security Documents;
(ii)	in relation to the Ship, Permitted Maritime Liens; and/or
(iii)	Permitted Security Interests.
27.3	Financial Indebtedness restrictions
(a)	In this clause 27.3, Permitted Financial Indebtedess means an arrangement or transaction described in paragraph (c) below.
(b)

Save as otherwise expressly provided for in a Finance Document, the Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else, other than any Permitted Financial Indebtedness

(c)	(Without prejudice to clause 18.29 (Security and Financial Indebtedness)), paragraph (b) do not apply to the Financial Indebtedness listed below:
(i)

any Financial Indebtedness in respect of intercompany loans with a Sponsor or a shareholder as long as the rights of the intercompany lenders are subordinated to the rights of the Lenders and the Hedging Providers;

(ii)

any Financial Indebtedness incurred in relation to any acquisition or to make any investment in any person or business or undertaking or to enter into any joint-venture arrangement in the ordinary course of its business;

(iii)	the incurrence by the Borrower of any Financial Indebtedness in the ordinary course of business up to an aggregate amount of three hundred thousand Dollars (USD 300,000).
27.4	Subsidiaries

The Borrower shall not establish or acquire a company or other entity, other than an Intra-Group Charterer and/or an Operating Company.

27.5	Acquisitions and investments

The Borrower shall not acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:

(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(b)	any loan or credit not otherwise prohibited under this Agreement; or
(c)	pursuant to any Finance Document to which it is party.
27.6	Reduction of capital

The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

27.7	Disposals

The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading or pursuant to clause 7.8 (Sale or Total Loss);
(b)	disposals permitted by clause 27.2 (General negative pledge) or clause 27.3 (Financial Indebtedness restrictions);
(c)	dealings with its trade creditors with respect to book debts in the ordinary course of trading; and
(d)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
27.8	Distributions and other payments

Except in accordance with the Cash Waterfall or if the Dividend Release Conditions have been met, the Borrower shall not, without the prior consent of the Majority Lenders:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay to pay any management, advisory or other fee to or to the order of any of its shareholders;
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;
(e)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, provided that the Borrower may repay any intercompany loan permitted pursuant to clause 27.3(c)(i), provided that the Dividend Release Conditions are met and no Event of Default has occurred and is continuing or would occur as a result of the repayment.

27.9	Issuance of share capital

The Borrower shall not issue further share capital unless such new shares are the subject of a share security in favour of the Security Agent.

28	Hedging Contracts
28.1	Undertaking to comply

The Borrower undertakes that this clause 28 will be complied with throughout the Facility Period.

28.2	Hedging
(a)

The Borrower shall enter into and maintain at all times Hedging Transactions which hedge the Borrower’s interest rate risk in relation to the Loan for an aggregate notional principal amount that is equal to the Loan as then scheduled to be repaid pursuant to clause 6.2 (Scheduled repayment of Facility).

(b)	The Hedging Transactions contemplated by paragraph (a) above shall collectively:
(i)	provide for the Borrower to pay a fixed or capped rate of interest in respect of the relevant notional principal amount; and
(ii)	match the repayment profile of the Loan.
(c)	The Borrower shall ensure that each due date for value in respect of each such Hedging Transaction shall coincide with each date on which interest is payable under clause 9.2 (Payment of interest).
(d)	The Borrower shall, promptly upon entry into of any Confirmation under a Hedging Contract, deliver to the Agent an original or certified copy of such Confirmation.
(e)	Other than Hedging Transactions which meet the requirements of paragraphs (a) to (d) above, the Borrower shall not enter into Treasury Transactions, except with approval.
28.3	Unwinding of Hedging Contracts

If, at any time, and whether as a result of any repayment, prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loan entered into by the Borrower exceeds or will exceed the amount of the Loan outstanding at that time after such repayment, prepayment or cancellation, then the Borrower shall (unless otherwise approved by the Majority Lenders) (and each Hedging Provider may, if the Borrower does not, without the Hedging Provider needing to demonstrate that the failure of the Borrower to do so was approved by the Majority Lenders, unless it has express notice in writing of such approval) (pro rata between Hedging Providers) immediately close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 6.2 (Scheduled repayment of Facility).

28.4	Variations

Except with approval or as required by clause 28.3 (Unwinding of Hedging Contracts) and subject to clause 30.5 (Transfer of Hedging Contracts to Affiliates), any Hedging Master Agreement and the Hedging Contracts shall not be varied. Amendments that are for correcting typographical errors, or of a purely technical or administrative nature or required due to regulatory changes shall not require approval under this clause.

28.5	Releases and waivers

Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

28.6	Assignment of Hedging Contracts by the Borrower

Except with approval or by the Hedging Contract Security or as may be permitted under clause 32 (Changes to the Borrower), the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract provided however that any assignment to the Lenders pursuant to a Hedging Contract Security does not require approval.

28.7	Termination of Hedging Contracts by the Borrower

Except with approval, the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction except in accordance with clause 28.3 (Unwinding of Hedging Contracts).

28.8	Performance of Hedging Contracts by the Borrower

The Borrower shall perform its obligations under the Hedging Contracts .

28.9	Information concerning Hedging Contracts

The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

29	Events of Default
29.1	Each of the events or circumstances set out in this clause 29 (except clause 29.22 (Acceleration)) is an Event of Default.
29.2	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless its failure to pay is caused by an administrative or technical error or by a Disruption Event and payment is made within three (3) Business Days of its due date.

29.3	Hedging Contracts

An Event of Default (in each case as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

29.4	Financial covenants
(a)	The Borrower does not comply with clause 20 (Financial covenants).
(b)	No Event of Default under paragraph (a) above will occur if, within five (5) Business Days of the occurrence of the breach of the financial covenant under clause 20 (Financial covenants), an equity injection or entry into a shareholder loan is made to remedy the breach in the amount necessary to prevent the occurrence of such Event of Default.  It is understood that:

(i)

immediately following such equity injection, the Borrower shall provide a DSCR Compliance Certificate to the Agent to demonstrate that the financial covenant under clause 20 (Financial covenants) is complied with; and

(ii)

for the purpose of this clause 29.4(b), (A) no more than two (2) equity injection or shareholder loans per year and (B) no more than five (5) equity injection or shareholder loans throughout the Facility Period shall be permitted.

29.5	Ownership

Höegh LNG Holdings Ltd. and/or companies directly or indirectly controlled by the latter, cease to retain, individually or collectively, at least twenty-five per cent. (25%) of the legal and beneficial ownership of Höegh LNG Partners LP and at least fifty per cent. (50%) of the legal and beneficial ownership of Höegh LNG GP LLC.

29.6	Insurance
(a)	The Insurances of the Ship are not placed and kept in force in the manner required by clause 24 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.
29.7	Other obligations
(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 29.2 (Non-payment), clause 29.3 (Hedging Contracts), clause 29.4 (Financial covenants) and clause 29.5 (Insurance)).

(b)

No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within five (5) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

29.8	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

29.9	Cross default
(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).
(d)

Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under paragraphs (a) to (d) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than one million Dollars (USD 1,000,000) (or its equivalent in any other currency or currencies).

29.10Insolvency

(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends making payments on any of its debts; or
(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
(d)	This clause shall only apply to the Sponsors as long as the Sponsor Undertaking remains in place.

29.11Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)	the appointment of a liquidator in respect of any Obligor or any of its assets;
(iv)	enforcement of any Security Interest over any assets of any Obligor; or
(v)

in the case of the Borrower, action is being taken by the Registrar of Companies of the Cayman Islands, the Borrower or any third party to dissolve it or to strike it off the Cayman Islands register of companies, or any analogous procedure or step is taken in any jurisdiction.

(b)

Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised.

(c)	This clause shall only apply to the Sponsors as long as the Sponsor Undertaking remains in place.

29.12Creditors’ process

(a)

Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor for an amount in excess of:

(i)	as per the Borrower: five hundred thousand Dollars (USD 500,000) (or its equivalent in any other currency or currencies);
(ii)	as per any of the Sponsors: five million Dollars (USD 5,000,000) (or its equivalent in any other currency or currencies),

and is not discharged within thirty (30) days except for any of the foregoing falling within the scope of clause 7.8 (Sale or Total Loss) or within the scope of what is permitted under clause 29.20 (Arrest of Ship).

(b)	This clause shall only apply to the Sponsors as long as the Sponsor Undertaking remains in place and only if the Charterer has served a notice of termination of the Charter Contract.

29.13Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is ineffective.
(d)

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

29.14Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on (in writing)) all of its business.

29.15Expropriation

(a)

The authority or ability of the Borrower to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets.

(b)	No Event of Default will occur under paragraph (a) above if the aggregate amount of any insurance payment or indemnity received by the Borrower in relation to any such seizure,

expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person are used for the repayment of the Loan.

29.16Repudiation and rescission of Finance Documents

The Borrower rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security.

29.17Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

in relation to any Finance Document or the transactions contemplated in the Finance Documents or against the Borrower or any of its assets, rights or revenues which has or is reasonably likely to have a Material Adverse Effect.

29.18Material Adverse Effect

(a)	Any event or circumstance (including any Environmental Incident or any change of law) occurs which has, or is reasonably likely to have, a Material Adverse Effect.
(b)	This clause shall only apply to the Sponsors as long as the Sponsor Undertaking remains in place and only if the Charterer has served a notice of termination of the Charter Contract.
29.19	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

29.20	Arrest of Ship

The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship in accordance with the provisions set out above at Clause 23.11 (Release from arrest).

29.21	Ship registration

Except with approval, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed.

29.22	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders and the Majority Hedging Providers:

(a)	by notice to the Borrower:

(i)	cancel the Available Commitments at which time they shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;
(ii)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (other than the Hedging Contracts) be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
30	Position of Hedging Provider
30.1	Rights of Hedging Provider

Each Hedging Provider is a Finance Party and, as such, will be entitled to share in the Transaction Security pari passu with the other Finance Parties in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

30.2	No voting rights

Other than in relation to a decision to be taken under or pursuant to clause 29.22 (Acceleration), no Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

30.3	Acceleration and enforcement of security

Neither the Agent nor the Security Agent nor any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 29 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements or interests of any Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

30.4	Close out of Hedging Contracts
(a)

The Parties agree that at any time on and after any acceleration of the Loan pursuant to clause 29.22 (Acceleration) the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Provider, to instruct such Hedging Provider to terminate and close out any Hedging Transactions (or part thereof) with the relevant Hedging Provider.  The relevant Hedging Provider will (and shall be entitled to) terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice as soon as reasonably practicable and in accordance with the relevant Hedging Master Agreement upon receipt of such notice.

(b)	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:
(i)	in accordance with a notice served by the Agent under paragraph (a) above;

(ii)	in accordance with clause 28.3 (Unwinding of Hedging Contracts);
(iii)	if the Borrower have not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of five (5) Business Days after the due date for payment
(iv)	if the Agent takes any action under clause 29.22 (Acceleration) or in case of enforcement of any Transaction Security in accordance with its terms;
(v)	at any time on or after any Event of Default occurs under clause 29.10 (Insolvency), or clause 29.11 (Insolvency Proceedings) in each case, in relation to the Borrower;
(vi)	if the full principal amount of the Loan has been repaid or prepaid by the Borrower or the Commitments have been cancelled in full (in each case, whether by way of refinancing or otherwise);
(vii)

if any Termination Event (as defined in the Hedging Contract) under Section 5(b)(i) (Illegality), 5(b)(ii) (Force Majeure), 5(b)(iii) (Tax Event) or 5(b)(iv) (Tax Event Upon Merger) or under any “Non-Cooperative State Event” clause of the relevant Hedging Master Agreement occurs;

(viii)	in accordance with the provisions of the ISDA 2013 EMIR NFC Representation Protocol, if applicable;
(ix)	in accordance with a close-out or termination right which arises pursuant to Section 1.5 (No fault termination right) of the ISDA Benchmarks Supplement, if applicable;
(x)

if the Hedging Provider, or any of its Affiliates ceases to be a Lender in accordance with clauses 7.1 (Illegality), and/or 7.2 (Sanctions), and/or 7.5 (Right of cancellation and prepayment in relation to a single Lender), and/or 7.6 (Right of cancellation in relation to a Defaulting Lender), and/or 7.7 (Replacement of Lender), and/or 45.3(d), and/or 45.8 (Replacement of a Defaulting Lender); or

(xi)	in respect of any other termination or close out by a Hedging Provider, with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
(c)

If there is a net amount payable to any Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 36.1 (Order of application).

(d)

For the avoidance of any doubt and notwithstanding anything to the contrary in this Agreement, no Hedging Provider is under any obligation to enter into any Hedging Contract with the Borrower and any Hedging Provider may decide in its sole and absolute discretion to enter into or not enter into any Hedging Contract with the Borrower.

30.5	Transfer of Hedging Contracts to Affiliates

A Hedging Provider may at any time and without the consent of the Borrower transfer by novation all or part its rights and obligations comprising or assign its rights forming all or part of its Hedging Contract(s) to:

(a)	any person to whom it or its Affiliate (in its capacity as Lender) transfers all (or, as applicable, a portion of) its rights as Lender; or
(b)	any of its Affiliates,

provided that such transferee shall accede to this Agreement in accordance with clause 31.10 (Accession of Hedging Providers).

Section 8 -  Changes to Parties

31	Changes to the Lenders
31.1	Assignments and transfers by the Lenders

Subject to this clause 31, a Lender (the Existing Lender) may assign any of its rights or transfer by novation any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

31.2	Borrower consent
(a)	The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment or transfer is:
(i)	to another Lender or an Affiliate of any Lender; or
(ii)	to any bank or financial institution listed in the White List; or
(iii)	made at a time when an Event of Default is continuing.
(b)

The Borrower’s consent to an assignment or transfer may not be unreasonably withheld or delayed and will be deemed to have been given ten (10) Business Days after the Lender has requested consent unless consent is expressly refused within that time.

31.3	Other conditions of assignment or transfer
(a)	An assignment or transfer will only be effective:
(i)

in the case of an assignment, on receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it had been an Original Lender or, in the case of a transfer, if the procedure set out in clause 31.7 (Procedure for assignment and transfer) is complied with;

(ii)

on the Existing Lender and the New Lender entering into any documentation required for the New Lender to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and/or (if it will no longer have an Available Commitment or participation in the Facility) to remove the Existing Lender as a party to and/or beneficiary of any such Security Document and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)

on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	if that Existing Lender assigns or transfers equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.

(b)	If:
(i)	a Lender transfers any of its rights or obligations or assigns any of its rights under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the transfer, assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 13 (Tax gross-up and indemnities) or clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer, assignment or change had not occurred unless the transfer, assignment or change is made by the Lender with the Borrower’s agreement to mitigate any circumstances giving rise to a Tax Payment or increased cost, or a right to be prepaid and/or cancelled by reason of illegality.

(c)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

31.4	Processing fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of two thousand and five hundred Dollars (USD 2,500).

31.5	Transfer costs and expenses relating to security

The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)

all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document granted in favour of (among others) the Lenders and/or the benefit of any such Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.

It being understood that the Agent and the Security Agent shall not be responsible to determine which actions shall be performed by the New Lender to ensure the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document.

31.6	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;
(iii)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(iv)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security;

(ii)	will continue to make its own independent appraisal of the application of any Basel Regulation to the transactions contemplated by the Finance Documents; and
(iii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights and obligations transferred or assigned under this clause 31; or
(ii)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

31.7	Procedure available for assignment or transfer
(a)

Subject to the conditions set out in clause 31.2 (Borrower consent) and clause 31.3 (Other conditions of assignment or transfer) an assignment may be or a transfer is effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Assignment Agreement or Transfer Certificate, as applicable, and (b) the Agent executes any document required under paragraph (a) of clause 31.3 (Other conditions of assignment or transfer) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of an Assignment Agreeement or a Transfer Certificate, as applicable, and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement or Transfer Certificate, as applicable, and such other document.

(b)

The Agent shall only be obliged to execute an Assignment Agreement or a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment or transfer to such New Lender.

(c)	The Borrower and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)	On the Transfer Date:
(i)	in case of a novation:
(A)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement and the other Finance Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under this Agreement and the other Finance Documents and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(B)

the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)

the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves under this Agreement as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under this Agreement; and

(D)	the New Lender shall become a Party as a “Lender”.
(ii)	in case of an assignment:
(A)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(B)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(C)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(e)

Lenders may utilise procedures other than those set out in this clause 31.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 31.7 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 31.2 (Borrower consent) and clause 31.3 (Other conditions of assignment or transfer).

31.8	Copy of Assignment Agreement or Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed an Assignment Agreement or a Transfer Certificate and any other document required under paragraph (a) of clause 31.3 (Other conditions of assignment or transfer), send a copy of that Assignment Agreement or Transfer Certificate and such other documents to the Borrower.

31.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 31, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)

any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

31.10	Accession of Hedging Providers to this Agreement

Any Party (other than an Original Lender) which becomes a Lender after the date of this Agreement shall, at the same time, become a Party to this Agreement as a Hedging Provider.

32	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement, except as expressly permitted by the terms of this Agreement. The Lenders agree, subject to clause 19.11 (“Know your customer” checks), at the cost of the Borrower to provide reasonable cooperation with any restructuring of the ownership (including any re-domiciliation of the Borrower), chartering, flagging and loan and security arrangements for the Ship requested by the Borrower to accommodate bona fide tax planning and/or operational requirements for the Ship.  Any restructuring will be on the basis that the Lenders and the Hedging Providers will be in no worse a credit or security position, including the security over the Ship, the Sponsor Undertakings and the guarantees or other security to be provided. For the avoidance of doubt, any such transfer shall be subject to unanimous Lenders and Hedging Providers consent.

Section 9 -  The Finance Parties

33	Roles of Agent, Security Agent and Mandated Lead Arrangers
33.1	Appointment of the Agent and Security Agent

Each other Finance Party (other than the Security Agent) appoints:

(a)	the Agent to act as its agent under and in connection with the Finance Documents; and
(b)	the Security Agent to act as its agent and as trustee under the Security Documents.
33.2	Security Agent as trustee

The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.

33.3	Authorisation of Agent and Security Agent

Each of the Finance Parties authorises the Agent and the Security Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
33.4	Instructions to Agent and the Security Agent
(a)	The Agent and the Security Agent shall:
(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)

in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 33.9 (No duty to account) to clause 33.14 (Exclusion of liability), clause 33.20 (Confidentiality) to clause 34.5 (Custodians and nominees) and clauses 34.8 (Acceptance of title) to 34.11 (Disapplication of Trustee Acts).

(e)

If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 45 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)

The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)

Without prejudice to the provisions of clause 35 (Enforcement of Transaction Security) and the remainder of this clause 33, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

33.5	Legal or arbitration proceedings

Neither the Agent nor the Security Agent is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This clause 33.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.

33.6	Duties of the Agent and the Security Agent
(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly

(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and
(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)	Without prejudice to clause 31.8 (Copy of Assignment Agreement or Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Assignment Agreement or any Transfer Certificate.
(d)

Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

Without prejudice to clause 36.12 (Notification of prescribed events), if the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or a Mandated Lead Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Agent shall provide to the Borrower, within five (5) Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)

The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.7	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

33.8	No fiduciary duties

Nothing in any Finance Document constitutes the Agent, the Security Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person except to the extent that the Security Agent acts as trustee for the other Finance Parties pursuant to clause 33.2 (Security Agent as trustee).

33.9	No duty to account

None of the Agent, the Security Agent or Mandated Lead Arrangers shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

33.10	Business with the Sponsors

The Agent, the Security Agent and a Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or their Affiliates.

33.11	Rights and discretions of the Agent and the Security Agent
(a)	The Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)

any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(C)

in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 29.2 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)	any notice or request made by the Borrower (other than (in the case of the Agent) the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)

Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)

Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)

The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)

Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:
(i)	may disclose; and
(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)

Neither the Agent nor any Mandated Lead Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

33.12	Responsibility for documentation and other matters

None of the Agent, the Security Agent, any Mandated Lead Arranger, any Receiver or any Delegate is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, any Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(c)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(d)

(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or the financial condition of any such person;
(f)	(save as otherwise provided in this clause 33) taking or omitting to take any other action under or in relation to the Security Documents;
(g)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(h)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

33.13	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
33.14	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate), none of the Agent, the Security Agent, any Receiver nor any

Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent, the Security Agent or any Mandated Lead Arranger to carry out
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or any Mandated Lead Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss.  In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

33.15	Amounts paid in error
(a)

If any of the Agent or the Security Agent pays an amount to another Finance Party and the Agent or the Security Agent (as applicable) notifies that Finance Party that such payment was an Erroneous Payment, then the Finance Party to whom that amount was paid shall on demand refund the same to the Agent or the Security Agent (as applicable) together with interest on that amount from the date of payment to the date of receipt by the Agent or the Security Agent (as applicable), calculated by the Agent or the Security Agent (as applicable) to reflect its cost of funds.

(b)	Neither:
(i)	the obligations of any Finance Party to the Agent or the Security Agent (as applicable); nor
(ii)	the remedies of the Agent or of the Security Agent (as applicable),

(whether arising under this clause or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or the Security Agent (as applicable) or any other Finance Party).

(c)

All payments to be made by a Finance Party to the Agent or the Security Agent (as applicable) (whether made pursuant to this clause or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)

In this clause, Erroneous Payment means a payment of an amount by the Agent or the Security Agent (as applicable) to another Finance Party which the Agent or the Security Agent (as applicable) determines (in its sole discretion) was made in error.

33.16	Lenders’ indemnity to the Agent and others
(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three (3) Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 39.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)

Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

33.17	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
(b)

Alternatively the Agent or the Security Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (with the consent of the Borrower), not to be unreasonably withheld (unless the successor Agent or Security Agent is a Lender or Affiliate of a Lender or if an Event of Default has occurred and is continuing, in which case such consent is not required and only notice of the appointment shall be provided to the Borrower) may appoint a successor Agent or Security Agent.

(c)

If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent or Security Agent in each case with the consent of the Borrower not to be unreasonably withheld or delayed (unless the successor Agent or Security Agent is a Lender, Affiliate of a Lender, a Hedging Provider, an Affiliate of a Hedging Provider or if an Event of Default has occurred and is continuing in which case no such consent is required and only notice of the appointment shall be provided to the Borrower) and the Borrower will be deemed to have given its consent ten (10) Business Days after the retiring Agent or the Security Agent has requested it unless consent is expressly refused by the Borrower within that time may appoint a successor Agent or Security Agent.

(d)

If the Agent or Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or (as the case may be) Security Agent is entitled to appoint a successor Agent or (as the case may be) Security Agent under paragraph (c) above, the Agent or (as the case may be) Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) Security Agent to become a party to this Agreement as Agent or (as the case may be) Security Agent) agree with the proposed successor Agent or (as the case may be) Security Agent amendments to this clause 33 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) Security Agent under this Agreement which are consistent with the successor

Agent’s or (as the case may be) Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) Security Agent under the Finance Documents.  The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Agent or (as the case may be) Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)

(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)

Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 34.9 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 33 (and any agency or other fees for the account of the retiring Agent or Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under clause 13.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

33.18	Replacement of the Agent
(a)

After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
33.19	Replacement of the Security Agent

The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) of clause 33.17 (Resignation of the Agent or the Security Agent).  In this event, the Security Agent shall resign in accordance with that paragraph.

33.20	Confidentiality
(a)

In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or (as the case may be) Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

33.21	Agent’s relationship with the Lenders and Hedging Providers
(a)

The Agent may treat the person shown in its records as Lender or as a Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days prior notice from that Lender or (as the case may be) a Hedging Provider to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender or a Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) a Hedging Provider under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under clause 41.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer (or such other information) by that Lender or (as the case may be) a Hedging Provider for the purposes of clause 41.2 (Addresses) and clause 41.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) a Hedging Provider.

33.22	Information from the Finance Parties

Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) Security Agent.

33.23	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Agent, the Security Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(c)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(d)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)	the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, the Mandated Lead Arrangers or any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(f)

the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

33.24	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.25	Reliance and engagement letters

Each of the Agent, the Security Agent and the Mandated Lead Arrangers may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts in connection with the Finance Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, ship manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).

34	Trust and security matters
34.1	Undertaking to pay
(a)

The Borrower undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)

Each payment which the Borrower makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy the Borrower’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

34.2	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.
34.3	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Charged Property;
(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen (14) days after receipt of that request.

34.4	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties.  Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

34.5	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

34.6	Delegation by the Security Agent
(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

34.7	Additional trustees
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)	if it considers that appointment to be in the interests of the Finance Parties;
(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)

At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.
(f)

The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

34.8	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

34.9	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)

any Security Agent which has resigned pursuant to clause 33.17 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

34.10	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

34.11	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

35	Enforcement of Transaction Security
35.1	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by Majority Lenders.
(b)

Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 35.1.
35.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to clause 35.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

35.3	Waiver of rights

To the extent permitted under applicable law and subject to clause 35.1 (Enforcement Instructions), clause 35.2 (Manner of enforcement) and clause 36 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

35.4	Enforcement through Security Agent only
(a)

The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent or as required and permitted by this clause 35.4.

(b)	Where a Finance Party (other than the Security Agent) is a party to a Security Document that Finance Party shall:
(i)

promptly take such action as the Security Agent may reasonably require (acting on the instructions of the Agent) to enforce, or have recourse to, any of the Transaction Security constituted by such Security Document or, for such purposes, to exercise any right, power, authority or discretion arising or to grant any consents or releases under such Security Document or (subject to clause 45.5 (Releases)) to release, reassign and/or discharge any such Transaction Security or any guarantee or other obligations under any such Security Document; and

(ii)	not take any such action except as so required or (in the case of a release) for a release which is expressly permitted or required by the Finance Documents.
(c)

Each Finance Party (other than the Security Agent) which is party to a Security Document shall, promptly upon being requested by the Security Agent (acting on the instructions of the Agent) to do so, grant a power of attorney or other sufficient authority to the Security Agent or its legal advisers to enable the Security Agent or such legal advisers to enforce or have recourse in the name of such Finance Party to the relevant Transaction Security constituted by such Security Document or to exercise any such right, power, authority or discretion or to grant any such consent or release under such Security Document or to release, reassign and/or discharge any such Transaction Security on behalf of such Finance Party.

36	Application of proceeds
36.1	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 36, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 36), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 34.1 (Undertaking to pay), any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;
(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with clause 39.6 (Partial payments);
(d)

if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.
36.2	Security proceeds realised by other Finance Parties

Where a Finance Party (other than the Security Agent) is a party to a Security Document and that Finance Party receives or recovers any amounts pursuant to the terms of that Security Document or in connection with the realisation or enforcement of all or any part of the Transaction Security which is the subject of that Security Document then, subject to the terms of that Security Document and to the extent permitted by applicable law, such Finance Party shall account to the Security Agent for those amounts and the Security Agent shall apply them in accordance with clause 36.1 (Order of application) as if they were Recoveries for the purposes of such clause or (if so directed by the Security Agent) shall apply those amounts in accordance with clause 36.1(Order of application).

36.3	Investment of cash proceeds

Prior to the application of any Recoveries in accordance with clause 36.1 (Order of Application) the Security Agent may, in its discretion, hold:

(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 36.

36.4	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Agent’s Spot Rate of Exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
36.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

36.6	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.
(c)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

36.7	Calculation of amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:

(a)

notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and

(b)

assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.

36.8	Release to facilitate enforcement and realisation
(a)

Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)	Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)

Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over its assets.

36.9	Dealings with Security Agent

Subject to clause 41.5 (Communication when Agent is Impaired Agent), each Finance Party shall deal with the Security Agent exclusively through the Agent.

36.10	Agent’s dealings with Hedging Provider

The Agent shall not be under any obligation to act as agent or otherwise on behalf of any Hedging Provider except as expressly provided for in, and for the purposes of, this Agreement.

36.11	Disclosure between Finance Parties and Security Agent

Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.

36.12	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)

If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

(d)

If an Obligor defaults on any payment due under a Hedging Contract, the Hedging Provider which is party to that Hedging Contract shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

(e)

If a Hedging Provider terminates or closes-out, in whole or in part, any Hedging Transaction under any Hedging Contract it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

37	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
38	Sharing among the Finance Parties
38.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 39 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 39 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 39.6 (Partial payments).

38.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 39.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

38.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 38.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

38.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

38.5	Exceptions
(a)

This clause 38 shall not apply (i) to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor or (ii) to any amount received or recovered by any Hedging Provider pursuant to any payment or close-out netting provisions under the relevant Hedging Contract.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 10 -  Administration

39	Payment mechanics
39.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

39.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 39.3 (Distributions to an Obligor) and clause 39.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

39.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 40 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

39.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

39.5	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 39.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this clause 39.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with this Agreement, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 39.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

39.6	Partial payments
(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Mandated Lead Arrangers for their own account under those Finance Documents;
(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 33.16 (Lenders’ indemnity to the Agent and others);
(iii)	thirdly, in or towards payment pro rata and pari passu to (A) and (B) below:
(A)	to the Lenders pro rata of all other amounts due to them but unpaid under the Finance Documents in the following order of:
(1)	first, any accrued interest, fee or commission due to them but unpaid under the Finance Documents;
(2)	secondly, any principal due to them but unpaid under this Agreement; and
(3)	thirdly, any other sum due to them but unpaid under the Finance Documents; and
(B)	to the Hedging Providers pro rata of any amounts due to them but unpaid under the Finance Documents; and
(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by all the Lenders and each Hedging Providers, vary the order set out in paragraphs (ii) to (iv) of paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
39.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim other than pursuant to any payment or close-out netting provisions under any Hedging Contract or other provisions of the Hedging Contract seeking to achieve a single net sum payable in respect of that Hedging Contract.

39.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

39.9	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)

All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

39.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

39.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 45 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 39.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
40	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

41	Notices
41.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents (other than any Hedging Contract) shall be made in writing and, unless otherwise stated, may be made by fax or letter.

41.2	Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents (other than any Hedging Contract) is:

(a)	in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;
(c)	in the case of the Security Agent, the Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

41.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents (other than any Hedging Contract) will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 41.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 41.3 will be deemed to have been made or delivered to each of the Obligors.
(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

41.4	Notification of address and fax number

Promptly upon changing its’ address or fax number, the Agent shall notify the other Parties.

41.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

41.6	Electronic communication
(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents (other than any Hedging Contract) may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication or document as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document (other than any Hedging Contract) to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 41.6.

41.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42	Calculations and certificates
42.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

42.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

42.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

43	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

44	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

45	Amendments and waivers
45.1	Required consents
(a)

Subject to clause 45.2 (All Lender matters) and clause 45.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 45.
(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 33.11 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this clause 45 which is agreed to by the Borrower.
45.2	All Lender matters

Subject to clause 45.3 (Other exceptions) and clause 45.4 (Replacement of Screen Rate) an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);
(c)	an extension to the date of payment of any amount under the Finance Documents;
(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(e)	an increase in any Commitment or the Total Commitments;
(f)	an extension of any period within which the Facility is available for Utilisation;

(g)	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;
(h)	a change to the Borrower or any other Obligor (other than an Operating Company);
(i)	any provision which expressly requires the consent or approval of all the Lenders;
(j)	clause 38 (Sharing among the Finance Parties);
(k)

clause 2.2 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of a Utilisation Request), clause 7.1 (Illegality), clause 7.2(Sanctions), clauses 18.25 (Anti-corruption law), 18.26 (Sanctions), 21.5 (Sanctions), 21.6 (Anti-corruption law) and/or 22.4 (Sanctions in respect of the Ship’s employment), clause 31 (Changes to the Lenders), clause 8.9 (Application of prepayments), this clause 45, clause 51 (Governing law) or clause 52.1 (Jurisdiction of English courts);

(l)	the order of distribution under clause 36.1 (Order of application);
(m)	the order the order of distribution under clause 39.6 (Partial payments) (unless clause 39.6(b) allows the Majority Lenders to vary such order);
(n)	the currency in which any amount is payable under any Finance Document;
(o)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:
(i)	any guarantee and indemnity granted under any Finance Document;
(ii)	the Charged Property; or
(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;
(p)

the release of any of the Transaction Security or any guarantee or other obligation or the circumstances in which any of the Transaction Security or any guarantee or other obligations under any Finance Document is permitted or required to be released under any of the Finance Documents (other than in the context of the replacement of a Charter Document or where a Charter Document is temporarily suspended or required to be split into separate contracts);

(q)	a change in the governing law of any Finance Documents (other than the Mortgage, subject to the Approved Flag),

shall not be made, or given, without the prior consent of all the Lenders.

45.3	Other exceptions
(a)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.
(b)

An amendment or waiver which relates to or affects the rights or obligations of the Agent, the Security Agent, any Hedging Provider, or the Mandated Lead Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, the relevant Hedging Provider, that Mandated Lead Arrangers (as the case may be).

(c)

Notwithstanding clauses 45.1 and 45.2 and paragraph (b) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

(d)

The Borrower may (at his own costs) have the right, in the absence of a Potential Event of Default or Event of Default, to replace any Lender under this Agreement that refuses to consent to certain amendments or waivers of this Agreement which expressly require the consent of such Lender and which have been approved by the Majority Lenders.

(e)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.
45.4	Replacement of Screen Rate
(a)	Subject to clause 45.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in place of (or in addition to) the Screen Rate; and
(ii)	any or all of the following:

(A)aligning any provision of any Finance Document (other than Hedging Contracts) to the use of that Replacement Benchmark;

(B)enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)implementing market conventions applicable to that Replacement Benchmark;

(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	If, as at 31 October 2022 this Agreement provides that the rate of interest under this Agreement is to be determined by reference to the Screen Rate:
(i)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate; and
(ii)	the Agent (acting on the instructions of the of the Majority Lenders) and the Obligors shall enter into negotiations in good faith with a view to agreeing the use of a

Replacement Benchmark in place of the Screen Rate from and including a date no later than 28 February 2023 (or such later date as the Parties, acting reasonably, may agree) with the terms relating to the use of that Replacement Benchmark.

(c)

Without prejudice to clause 45.7 (Excluded Commitments), if any Lender fails to respond to a request for an amendment or waiver described in , or for any other vote of Lenders in relation to, paragraphs (a) or (b) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(d)	In this clause 45.4:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(A)	the administrator of that Screen Rate; or
(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(ii)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(iii)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(i)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrower materially changed; or
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(ii)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fall-back policies or arrangements and either:

(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or
(B)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than fifteen (15) Business Days; or
(iii)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
(e)

If a Lender fails to respond to a request for an amendment or waiver as so described in paragraphs (a) or (b) above within ten (10) Business Days (or such longer period as agreed between the Agent and the Borrower) of that request being made:

(i)

its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
45.5	Releases

Except with the approval of all of Lenders and Hedging Providers or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release (nor shall any Finance Party, unless so directed by the Security Agent in accordance with clause 35.4 (Enforcement through Security Agent only), release):

(a)	any Charged Property from the Transaction Security; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
45.6	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment and, to the extent that such reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 45.6, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

45.7	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five (5)  Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c), (d) and (o) of clause 45.2 (All Lender matters)) or such a vote within ten (10) Business Days of that request being made,

(unless (in either such case) the Borrower and the Agent agree to a longer time period in relation to any request):

(i)

its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
45.8	Replacement of a Defaulting Lender
(a)

The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign or transfer pursuant to clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement (and any Security Document to which that Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume or to undertake and does undertake all the obligations or all the relevant obligations of the assigning or transferring Lender in accordance with clause 31 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to:
(A)	the outstanding principal amount of such Lender's participation in the Loan;
(B)	all accrued interest owing to such Lender;
(C)

the Break Costs which would have been payable to such Lender pursuant to clause 11.5 (Break Costs) had the Borrower prepaid in full that Lender's participation in the Loan on the date of the assignment or transfer; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment or transfer; or
(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.
(b)	Any assignment or transfer by a Defaulting Lender pursuant to this clause 45.8 shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)	the assignment or transfer must take place no later than twenty (20) Business Days after the notice referred to in paragraph (a) above;
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)

the Defaulting Lender shall only be obliged to assign or transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment or transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b) (v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

46	Confidential Information
46.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 46.2 (Disclosure of Confidential Information) and clause 46.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)

to any underwriter, (re)insurance company, mutual insurance association or other insurer (or their officers, directors, employees, professional advisers, auditors or partners) or broker with or through whom the Agent or the Security Agent has effected or proposes to effect any form of (re)insurance for the benefit of any of the Finance Parties in relation to their interests and/or potential liabilities in relation to the Transaction Security (including, but not limited to, any mortgagee interest insurance or mortgagee additional perils insurance) such Confidential Information as the Agent or the Security Agent shall consider appropriate in relation to that insurance;

(c)	to any person:
(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of clause 33.21 (Agent’s relationship with the Lenders and Hedging Providers));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (c)(i) or (ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 31.9 (Security over Lenders’ rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate;

(d)

to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (d) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(e)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors; and

46.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	clause 51 (Governing law);
(vi)	the names of the Agent and the Mandated Lead Arrangers;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amount of Total Commitments;
(ix)	currency of the Facility;
(x)	type of Facility;
(xi)	ranking of Facility;
(xii)	the term of the Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (xiv) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Borrower and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
46.4	Entire agreement

This clause 46 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

46.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

46.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 46.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 46.

46.7	Continuing obligations

The obligations in this clause 46 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
47	Restricted Lenders

The representation and warranty given in clause 18.28 (Sanctions) and the undertakings given in clause 21.6 (Sanctions) and any other sanction-related provisions of this Agreement apply to a Finance Party only if and to the extent that that Finance Party considers that the making of or compliance with such representations and warranties and such undertakings does not result in a violation of or conflict with (i) the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) (in connection with section 4 paragraph 1 a no. 3 German Foreign Trade Law (Außenwirtschaftsgesetz - AWG)) and/or (ii) any similar law or regulation in the United Kingdom or any other applicable anti-boycott laws or regulations by that Finance Party.

48	Confidentiality of Funding Rates
48.1	Confidentiality and disclosure
(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the Borrower pursuant to clause 9.4 (Notification of rates of interest); and
(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.
48.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to clause 48.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 47.
48.3	No Event of Default

No Event of Default will occur under clause 29.7 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 47.

49	Counterparts and Electronic signature
(a)	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
(b)

The Parties acknowledge and agree that they may execute any Finance Documents and any variation or amendment to the same, by electronic instrument.  The Parties agree that the electronic signatures appearing on each such document shall have the same effect as handwritten signatures and the use of an electronic signature on any such document shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating such document, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein.  For the purposes of using an electronic signature, the Parties authorise each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

50	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Obligor who is a party to any other Finance Document to which this clause is expressed by the terms of that other Finance Document to apply) acknowledges and accepts that any liability of any Finance Party to another Finance Party or to an Obligor under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 11 -  Governing Law and Enforcement

51	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

52	Enforcement
52.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

52.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower (unless it is incorporated in England and Wales):

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor it of the process will not invalidate the proceedings concerned; and
(c)

if any person appointed as process agent for it is unable for any reason to act as agent for service of process, it must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrower

Borrower
Name of Borrower:	SRV JOINT GAS LTD.
Jurisdiction of incorporation:	Cayman Island
Registered office:	OCORIAN TRUST (CAYMAN) LIMITED, P. O. Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands
Registered number:	165287

Borrower’s process agent

Obligor process agent
Name:	Leif Hoegh (U.K) Limited
Registered office:	5 Young Street, London, W8 5EH, UK

Original Lenders and their Commitments

Name of Original Lender	Facility Office and contact details	Jurisdiction of incorporation	Original Lender’s Commitment ($)
MIZUHO BANK, LTD.	Lending Office Mizuho House, 30 Old Bailey, London, EC4m 7AU, United Kingdom Contact details for Credit matters Nadia Lalliche / Jerome Gayet / Brendan Goulding Mizuho House, 30 Old Bailey, London, EC4m 7AU, United Kingdom Tel: +44 (0)20 7012 4965 / 4377 / 4697 Group email: esfdportfoliomanagement@mhcb.co.uk	Japan	35,000,000

	Individual emails: nadia.lalliche@mhcb.co.uk jerome.gayet@mhcb.co.uk brendan.goulding@mhcb.co.uk
SMBC BANK EU AG	Lending Office Main Tower, Neue Mainzer Straße 52-58, 60311 Frankfurt am Main, Germany Contact details for Credit matters Nathanael Tamaillon / Ilias Zanifi 3 rue Paul Cézanne, 75008 Paris, France Tel: +33 1 44 90 48 86 / +33 1 44 90 48 84 Individual emails: nathanael_tamaillon@fr.smbcgroup.com ilias_zanifi@fr.smbcgroup.com smbemgshipping@gb.smbcgroup.com	Germany	35,000,000
ABN AMRO BANK N.V., OSLO BRANCH	Lending Office Olav V’s Gate 5, N-0161 Oslo, Norway Contact details for Credit matters Emile Karsten Olav V’s Gate 5, N-0161 Oslo, Norway Tel: +47 23114966 Group email: mail_lending_oslo@no.abnamro.com Individual email: emile.karsten@no.abnamro.com	The Netherlands	14,000,000
Crédit Agricole Corporate & Investment Bank	Lending Office 12, place des Etats-Unis, CS 70052, 92547 MONTROUGE CEDEX, France Contact details for Credit matters	France	14,000,000

Tobias GILJE / Nils Christian GREEN / Andreas LILLEROVDE

Ruselokkveien 6, 0251 Oslo, Norway

Tel: +47 2201 0650

Fax: +47 2201 0651

Individual emails:

tobias.gilje@ca-cib.com

nilschristian.green@ca-cib.com

andreas.lillerovde@ca-cib.com

MUFG Bank, Ltd.	Lending Office 25 Ropemaker Street, London, EC2Y 9AN, United Kingdom Contact details for Credit matters Jaspreet Sokhi / Andrew Proudfoot 25 Ropemaker Street, London, EC2Y 9AN, United Kingdom Tel: +44-020-7577-1791 / +442075771328 Individual emails: jaspreet.sokhi@uk.mufg.jp andrew.proudfoot@uk.mufg.jp	United Kingdom	14,000,000
National Australia Bank Limited	Lending Office 245 Park Avenue, 28th Floor, New York, NY 10167, United States of America Contact details for Credit matters Daniel Carr / Dean K. Kim / Karen Fung 245 Park Avenue, 28th Floor, New York, NY 10167, United States of America Tel: +1 212-916-9605 / +1 212-916-9589 / +1 212-916-9651 Individual emails: Daniel.j.carr@nabny.com	United States of America	14,000,000

	dean.kim@nabny.com Karen.Fung@nabny.com
Shinsei Bank, Limited	Lending Office 2-4-3 Nihonbashi-muromachi, Chuo-ku, Tokyo 103-8303, Japan Contact details for Credit matters Toshiaki Nosaka / Koichi Tsuru 2-4-3 Nihonbashi-muromachi, Chuo-ku, Tokyo 103-8303, Japan Tel: +81-50-3509-0370 (Main) Fax: +81-3-4560-1846 Individual emails: Toshiaki.Nosaka@shinseibank.com Koichi.Tsuru@shinseibank.com	Japan	14,000,000
Sumitomo Mitsui Trust Bank, Limited (London Branch)	Lending Office 155 Bishopsgate, London EC2M 3XU, United Kingdom Contact details for Credit matters Tomoaki Enomoto 155 Bishopsgate, London EC2M 3XU, United Kingdom Tel: +44 02079457272 Group email: shipping.london@smtb.jp Individual email: Enomoto_Tomoaki@smtb.jp	United Kingdom	14,000,000
Total Commitments:			154,000,000

The Agent

Name:	Mizuho Bank, Ltd.
Facility Office address:	Mizuho House, 30 Old Bailey, London, EC4m 7AU
Tel:	+44 20 7 012 4703
Fax:	+44 207 147 4118
Email:	loanagency@mhcb.co.uk
Attention:	Loan Agency
Jurisdiction of incorporation:	Japan

The Security Agent

Name:	Mizuho Bank, Ltd.
Facility Office address:	Mizuho House, 30 Old Bailey, London, EC4m 7AU
Tel:	+44 20 7 012 4703
Fax:	+44 207 147 4118
Email:	loanagency@mhcb.co.uk
Attention:	Loan Agency
Jurisdiction of incorporation:	Japan

The Original Mandated Lead Arranger

Name of Original Mandated Lead Arrangers	Address	Fax number for service of electronic notices	Name or title of individual for whose attention notices to Original Mandated Lead Arrangers should be marked	Jurisdiction of incorporation

MIZUHO BANK, LTD.	Mizuho House, 30 Old Bailey, London, EC4m 7AU	Esfdportfoliomanagement @mhcb.co.uk	Nadia Lalliche / Jerome Gayet / Brendan Goulding	Japan
SMBC BANK EU AG	Lending Office Main Tower, Neue Mainzer Straße 52-58, 60311 Frankfurt am Main, Germany Credit matters 3 rue Paul Cézanne, 75008 Paris, France	nathanael_tamaillon@fr.smbcgroup.com ilias_zanifi@fr.smbcgroup.com smbemgshipping@gb.smbcgroup.com Tel: +33 1 44 90 48 86 / +33 1 44 90 48 84	Nathanael Tamaillon / Ilias Zanifi	Germany

The Original Hedging Providers

Name of Original Hedging Provider	Facility Office	Fax number for service of electronic notices	Name or title of individual for whose attention notices to Original Hedging Provider should be marked	Jurisdiction of incorporation
MIZUHO BANK, LTD.	Mizuho House, 30 Old Bailey, London, EC4m 7AU, United Kingdom	Esfdportfoliomanagement@mhcb.co.uk	Nadia Lalliche / Jerome Gayet / Brendan Goulding	Japan
SMBC BANK EU AG

C/O Sumitomo Mitsui Banking Corporation Europe Limited

99 Queen Victoria Street, London, EC4V 4EH, United Kingdom

With a copy to:

SMBC Bank EU AG, Neue Mainzer Straße 52-58, 60311 Frankfurt am Main, Germany

		+44 (0) 20 7786 1302 gblooadtops@gb.smbcgroup.com derivatives@de.smbcgroup.com	Nathanael Tamaillon / Diane Bruelle / Martin Schroeder	Germany

ABN AMRO BANK N.V.	Gustav Mahlerlaan 10, NL 1082 PP Amsterdam, Netherlands	mdu@nl.abnamro.com Tel: +31-20-343 48 70	c/o Markets Documentation Unit	The Netherlands
Crédit Agricole Corporate & Investment Bank	12, place des États-Unis, CS70052, 92547 Montrouge cedex, France	IRD.fixing@ca-cib.com	Christophe Vilna	France
MUFG Securities EMEA plc	Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AJ	+442075772898 +442075772875	Swaps Administration – Operations Despoina.Pavlidou@mufgsecurities.com Direct Line: +44 207-577-2606 Mobile: +44 777-033-4934	United Kingdom
National Australia Bank Limited	Level 22, 500 Bourke St, Melbourne, VIC 3000, Australia	+44-20-7710-2100 +44-20-7710-2101	Manager, OTC Confirmations	Australia (Commonwealth of Australia)
Shinsei Bank, Limited	2-4-3 Nihonbashi-muromachi, Chuo-ku, Tokyo, Japan	81-3-4560-1846	Toshiaki Nosaka / Koichi Tsuru	Japan
Sumitomo Mitsui Trust Bank, Limited (London Branch)	155 Bishopsgate, London EC2M 3XU	londonloanadm@smtb.jp Telephone No.: +44 (0) 207 945 1000 Facsimile No.: +44 (0) 207 945 7177	Loans Administration	United Kingdom

The Account Bank

Name:	MIZUHO BANK, LTD.
Address:	Mizuho House, 30 Old Bailey, London, EC4m 7AU, United Kingdom

Schedule 2

Conditions precedent

1	Original Obligors' corporate documents
(a)	A copy of the Constitutional Documents (any any amendment thereto) of each Original Obligor (other than the Managers) and of Höegh LNG Partners Operating LLC.
(b)	A copy of a resolution of the board of directors of each Original Obligor (other than the Managers) and of Höegh LNG Partners Operating LLC:
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.
(e)

If required, a copy of any power of attorney under which any person is appointed by any Original Obligor (other than the Managers) and by Höegh LNG Partners Operating LLC to execute any of its Relevant Documents on its behalf.

(f)

A certificate of an authorised signatory or a director of each relevant Original Obligor (other than the Managers) and of Höegh LNG Partners Operating LLC certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

(g)

In respect of the Borrower, a copy of its Register of Directors and Officers, Register of Members, Register of Mortgages and Charges and a certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated within thirty (30) Business Days from the date of this Agreement.

2	Finance Documents
(a)	Duly executed and dated copies of:
(i)	this Agreement, and
(ii)	the Fee Letters.

(b)	Duly executed and undated (with authorisation to date them on the Utilisation Date) copies of:
(i)	the Security Documents;
(ii)	the Hedging Contracts; and/or
(iii)	the Hedging Master Agreement.
(c)	Duly executed and undated (with authorisation to date them on the Utilisation Date) copies of any notice in relation to any of the documents referred to in paragraph (b) above.
3	Legal opinions

Agreed forms of the following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and Hedging Providers and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)

A legal opinion of Norton Rose Fulbright LLP, addressed to the Agent on matters of English law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Lenders and the Hedging Providers prior to signing this Agreement.

(b)

A legal opinion of Walkers (Europe) LLP, addressed to the Agent on matters of Cayman Island law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Lenders and the Hedging Providers prior to signing this Agreement.

(c)

A legal opinion of Advokatfirmaet Wiersholm AS, addressed to the Agent on matters of Norwegian law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Lenders and the Hedging Providers prior to signing this Agreement.

(d)

A legal opinion of Oxton Law, addressed to the Agent on matters of Marshall Islands law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Lenders and the Hedging Providers prior to signing this Agreement.

(e)

A legal opinion of TMI Associates, addressed to the Agent on matters of Japanese law, substantially in the form distributed to the Original Lenders and approved by the Agent, the Lenders and the Hedging Providers prior to signing this Agreement.

4	Other documents and evidence
(a)	Evidence that any process agent referred to in the Finance Documents has accepted its appointment.
(b)	Duly executed and undated (with authorisation to date them on the Utilisation Date) novation agreements in relation to the existing hedging contracts and in favour of the Hedging Coordinators.
(c)	The Agent shall have received:
(i)	a certificate of ownership from the appropriate authorities showing the registered ownership of the Ship;
(ii)

a report, in form and scope acceptable to the Lenders, from a firm of marine insurance brokers acceptable to the Lenders with respect to the insurance maintained in respect of the Ship, together with a certificate from such broker certifying that such insurances (A) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as is acceptable to the Lenders and (B) conform with requirements of the mortgage taken for the benefit of the Lenders in the Ship then acting as security under the Facility; and

(iii)	an undated certificate of the Borrower (signed by a director) (with authorisation to follow on the Utilisation Date that this can be dated on the Utilisation Date) confirming that:
(A)	on the Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(B)	on the Utilisation Date, all of the representations set out in clause 18 (Representations) are true; and
(C)	Total has not given a notice of termination in respect of the Charter Contract.
(d)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	Copy of the Charter Contract (including any amendments).
(f)	Receipt of the duly executed version of the Consent and Agreement in the form attached hereto as Schedule 7 (Form of Consent and Agreement).
(g)	The Original Financial Statements.
(h)	Evidence that the aggregate credit balance on the Debt Service Reserve Account is, or will, immediately following the Utilisation, be at least equal to the applicable Debt Service Reserve.
(i)	Copies of the safety management certificate in respect ofthe Ship issued in accordance with the ISM Code.
(j)	The international ship security certificate in respect of the Ship issued under the ISPS Code.
(k)	The document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code.
(l)	Copy of each Management Agreement.
(m)

Such evidence as the Agent may reasonably require and which the Borrower uses its reasonable endeavours to provide as to the due incorporation of the relevant Charterer and any other party to the Charter Contract (other than an Obligor) and the Quiet Enjoyment Agreement, their power and authority to enter into and perform those documents and the authorisation of their entry into them.

(n)

All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Agent and the Lenders and the Hedging Providers or otherwise payable in respect of the Facility, shall have been paid to the extent due.

5	Bank Accounts

Evidence that any Account required to be established under clause 26 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the Borrower and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

6	"Know your customer" information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

Schedule 3

Utilisation Request

From:	SRV JOINT GAS LTD.

To:[name of Agent]

Dated:[⚫]

Dear Sirs

USD 154,000,000

Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement.  This is a Utilisation Request.  Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Drawdonw Date:	[⚫]
Utilisation Date:	[⚫]
Amount:	USD [⚫]
First Interest Period:	[•] Months.

3	We confirm that each condition specified in clause 4.3 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
4	The purpose of the Loan complies with clause 3.1 of the Facility Agreement and its proceeds should be credited:
(a)	as per an amount equal to USD [•] to [⚫][this shall be the Escrow Account]; and

(b)as per an amount equal to USD [•] [this shall be the applicable Debt Service Reserve] to the bank account opened with the Account Bank denominated “SRV JOINT GAS LIMITED DEBT SERVICE RESERVE ACCOUNT”, with account number F10-741-151594 and IBAN GB83MHCB40506910151594.

5	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

SRV JOINT GAS LTD.

Schedule 4

Repayment Schedule

Instalment Number	Repayment Date (subject to following business day convention)	Repayment due
1	28 Feb 22	3,340,705.21
2	31 May 22	3,636,136.19
3	31 Aug 22	3,832,090.90
4	30 Nov 22	3,899,849.02
5	28 Feb 23	3,636,999.20
6	31 May 23	3,912,688.88
7	31 Aug 23	4,113,768.24
8	30 Nov 23	4,183,611.68
9	29 Feb 24	3,946,002.00
10	31 May 24	4,235,128.64
11	31 Aug 24	4,417,614.68
12	30 Nov 24	4,489,708.84
13	28 Feb 25	4,231,012.27
14	31 May 25	4,530,979.37
15	31 Aug 25	4,743,516.89
16	30 Nov 25	4,818,026.31
17	28 Feb 26	4,561,644.40
18	31 May 26	4,875,121.97
19	31 Aug 26	5,094,037.59
20	30 Nov 26	5,171,145.99
21	28 Feb 27	4,917,255.61
22	31 May 27	5,245,262.63
23	31 Aug 27	5,471,038.50
24	30 Nov 27	5,550,943.48
25	29 Feb 28	5,338,346.74
26	31 May 28	5,668,645.30
27	31 Aug 28	5,877,707.22
28	30 Nov 28	5,960,630.24
29	28 Feb 29	5,712,316.76
30	31 May 29	6,072,802.57
31	31 Aug 29	6,313,917.21
32	29 Nov 29	6,201,345.47
-	Total Repayments	154,000,000.00

Schedule 5

Form of Transfer Certificate

To:	[name of Agent] as Agent, a company incorporated in [insert jurisdiction of incorporation] with limited liability
From:

[The Existing Lender], a company incorporated in [insert jurisdiction of incorporation] with limited liability (the Existing Lender), and [The New Lender], a company incorporated in [insert jurisdiction of incorporation] with limited liability (the New Lender)

Dated:

USD 154,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 31.7 (Procedure for assignment or transfer) of the Facility Agreement:
(a)

[for novation only:The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with clause 31.7 (Procedure for assignment and transfer) of the Facility Agreement, all of the Existing Lender's rights and obligations under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.]

(b)	The proposed Transfer Date is [•].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 41.2 (Addresses) of the Facility Agreement are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 31.6 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.]
4	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
5	This Agreement and any non-contractual obligations connected with it are governed by English law.
6	This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Schedule

Rights [for assignment only: to be assigned and obligations to be released and undertaken] [for transfer only:: and obligations to be transferred]

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [ ].

[Agent]

By:

Execution Version

Schedule 6

Form of Assignment Agreement

To:	[name of Agent] as Agent, a company incorporated in [insert jurisdiction of incorporation] with limited liability
From:

[The Existing Lender], a company incorporated in [insert jurisdiction of incorporation] with limited liability (the Existing Lender), and [The New Lender], a company incorporated in [insert jurisdiction of incorporation] with limited liability (the New Lender)

Dated:

USD 154,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as an Assignment Agreement for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 31.7 (Procedure for assignment or transfer) of the Facility Agreement:
(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3	The proposed Transfer Date is [•].
4	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.
5	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 41.2 (Addresses) of the Facility Agreement are set out in the Schedule.
6

The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 31.6 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

7.

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 31.8 (Copy of Assignment Agreement or Transfer Certificate to Borrower) of the Facility Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[Insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 7

Form of Consent and Agreement

Dated ______________ 2021

TOTALENERGIES GAS & POWER LIMITED,

LONDON, MEYRIN-GENEVA BRANCH

as Charterer

and

MIZUHO BANK, LTD.

as Security Trustee

and

SRV JOINT GAS LTD.

as Borrower

CONSENT AND AGREEMENT

relating to

m.v. NEPTUNE"

CONSENT AND AGREEMENT

CONSENT AND AGREEMENT (this "Consent"), dated as of ________________ 2021, among:

(1)

TOTALENERGIES GAS & POWER LIMITED, a company organised and existing under the laws of England, with registered office at Bridge Gate, 55-57 High Street, Redhill, Surrey, RH1 1RX trading through its branch office TotalEnergies Gas & Power Limited, London, Meyrin-Geneva Branch (the "Charterer")

(2)

MIZUHO BANK, LTD., as Security Trustee (together with its successors in such capacity, the "Security Trustee") for the sole benefit of the Finance Parties under the Finance Documents (as each such term is defined below)

(3)	SRV JOINT GAS [TWO] LTD., a company organised and existing under the laws of the Cayman Islands (the "Borrower")

RECITALS

(A)	The Vessel

The Borrower is the registered owner of a shuttle and regasification vessel with IMO number 9385673 named "Neptune" (the "Vessel").

(B)	The Charter

The Borrower and Global LNG SAS as original charterer entered into a time charterparty originally dated 20 March 2007 in respect of the Vessel, which time charterparty was novated from GDF Suez LNG Trading SA as initial charterer to Global LNG SAS as original charterer pursuant to a novation agreement dated 25 March 2010 and as further novated from Global LNG SAS as original charterer to the Charterer pursuant to a novation agreement dated 20 December 2019 (the "Charter Novation Agreement") entered into among the Borrower, the Original Charterer and the Charterer (the "Charter").  Pursuant to the Charter, the Charterer has chartered the Vessel from the Borrower for an initial period of about twenty (20) years (subject to termination rights) from delivery thereunder.

(C)	The Finance Documents

Pursuant to a facility agreement dated _______ November 2021 and as further amended from time to time (the "Facility Agreement") among (i) the Borrower, (ii) the Arrangers (as therein defined), (iii) the financial institutions listed therein as Original Lenders, (iv) Mizuho Bank, Ltd. as Agent, (v) Mizuho Bank, Ltd. as Security Trustee, (vi) Mizuho Bank, Ltd. as Account Bank, (vii) the Bookrunners (as therein defined) and (viii) the Swap Banks (as therein defined) (such parties referred to above other than the Borrower being referred to below as the "Finance Parties", which expression shall include their successors and assigns), the Finance Parties have agreed, inter alia, to make certain loan and swap facilities available to the Borrower upon the terms and subject to the conditions of the Finance Documents (as such term is defined in the Facility Agreement). As part of the security for the obligations of the Borrower to the Finance Parties under the Finance Documents, the Borrower has agreed to grant to the Security Trustee certain security including (inter alia):

(i)	a first priority assignment of its rights under the Charter; and
(ii)	a first priority ship mortgage over the Vessel (the "Mortgage").
(D)	Condition Precedent

The Finance Documents require the execution, delivery and implementation of this Consent and it is a condition precedent to the making of the loans under the Facility Agreement that the parties to this Consent shall have executed and delivered this Consent. The parties enter into this Consent in replacement of the consent and agreement dated 20th December 2019. It is acknowledged by the Borrower and the Charterer that the execution of this Consent satisfies the requirement of Clause 14(c) of the Charter.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Charterer, the Security Trustee and the Borrower hereby agree as follows:

1	CONSENT TO ASSIGNMENT, ETC.
1.1	Quiet Enjoyment Undertaking

The Security Trustee for itself and in its capacity as agent and trustee for the Finance Parties irrevocably undertakes that subject to due performance by the Charterer of all its material obligations under the Charter (subject to the expiry of any grace periods), the Security Trustee shall, for the duration of the Charter and any extension thereof permitted by the Charter, allow the Charterer unfettered use of the Vessel in accordance with the terms and conditions of the Charter. Any breach by the Charterer of its obligations under the Charter shall be subject solely to the rights and remedies afforded the Borrower under the Charter. The Security Trustee will not exercise any rights it may have against the Vessel or in connection with the Charter if any "Event of Default" of the Borrower (as that term is defined in the Facility Agreement, an "Event of Default") has occurred and is continuing, except as provided by Articles 1.3 and 1.7 below and save that the Security Trustee may exercise any rights it may have against the Vessel or in connection with the Charter, without the Charterer's prior consent provided that such actions do not interfere with the Charterer's unfettered use of the Vessel.

1.2	Consent to Assignment

The Charterer:

(a)

consents in all respects to the pledge and assignment to the Security Trustee pursuant to the Finance Documents of all of the Borrower's right, title and interest in, to and under the Charter (the "Assigned Interests");

(b)	confirms that it has not received notice of any other assignment or charge of the Borrower's rights under the Charter;
(c)

acknowledges the right of the Security Trustee or any designee of the Security Trustee, in the exercise of the Security Trustee's rights and remedies under the Finance Documents, to make all demands, give all notices, take all actions and exercise all rights of the Borrower under the Charter; and

(d)

acknowledges that the Borrower may not, without the prior written consent of the Security Trustee, materially amend, modify, vary, or supplement, or terminate or assign the Charter save for the following amendments which are expressly permitted under the terms of the Facility Agreement and which the Finance Parties have agreed shall not constitute a material amendment and shall not require the consent of the Security Trustee:

(i)

the removal of any provisions in the Charter which are considered by the parties to be historic or no longer relevant in nature or the amendment and restatement of the Charter to incorporate general amendments which have been agreed to date;

(ii)	any amendments to permit project specific requirements for FSRU projects by the Charterer (provided that there is no reduction in hire);

(iii)

any changes in employment of the Vessel by the Charterer including any Sub Charter and bareboat and operation and maintenance agreement structures where the Charter is suspended, provided that the Charterer remains responsible for the due fulfilment of the Charter;

(iv)

any modification for the deployment of the Vessel which (i) does not materially reduce the Vessel’s value and (ii) for which the Charterer covers the modification costs or, in the event the Charterer does not cover the modification costs, such costs do not exceed two (2) million United States Dollars (it being understood that modifications which do not require an amendment to the Charter are not restricted in amount);

(v)

the inclusion of a purchase option in the Charter in favour of the Charterer provided that the purchase option is only exercisable during the last three (3) years of the ‘Initial Charter Period’ (as defined in the Charter) and the purchase price is equal to or more than the higher of (i) the termination fee payable by the Charterer under the Charter and (ii) 120% of the loan outstanding under the Facility Agreement; and

(vi)

the extension of the term of the Charter, changes to the extension options (after the ‘Initial Charter Period’ (as defined in the Charter)) and, notice for declaring extension, and changes to any charter hire payable during such extended term, subject in all cases to items (i) to (vi) above, to the Charter remaining in full and force and effect (save for any permitted suspension as set out at paragraph (iii) above) and the Charterer remaining responsible for the due fulfilment of obligations under the Charter.

1.3	Substitute Owner

The Charterer agrees that:

(a)

if the Security Trustee notifies the Charterer that an Event of Default has occurred and is continuing and that the Security Trustee or its designee has elected to exercise the rights and remedies set forth in the Finance Documents, then the Security Trustee or its designee which elects to assume the Borrower's obligations under the Charter (the "Substitute Owner") shall be substituted for the Borrower under the Charter; and

(b)

in such event, the Charterer shall (without prejudice to Article 1.4 below) recognise the Substitute Owner and shall continue to perform its obligations under the Charter in favour of the Substitute Owner, provided that:

(i)	the Security Trustee shall give the Charterer not less than thirty (30) days' prior written notice of the intended transfer and details of the proposed Substitute Owner;
(ii)

in the opinion of the Charterer (acting reasonably and without undue delay), the proposed Substitute Owner shall have the legal capacity and the financial resources and expertise to own and operate the Vessel and, without limitation, to perform the Borrower's obligations under the Charter and meets the compliance (including ‘know your customer’ and sanctions) requirements of the Charterer; and

(iii)	such proposed Substitute Owner shall have undertaken to the Charterer in writing to remedy as soon as practicable any outstanding defaults of the Borrower under the Charter.
1.4	Preservation of Charterer's Rights

Notwithstanding any other provision in this Consent, any disposal of the Vessel by the Security Trustee to a Substitute Owner in accordance with Article 1.3 shall not prejudice the Charterer's rights under the Charter accruing before or after the date of such disposal, including, without limitation, any right that the Charterer may then have to terminate the Charter (but as between the Charterer and the Finance Parties, subject always to Article 1.5).  If the Security Trustee exercises its rights under Article 1.3 above to dispose of the Vessel to a Substitute Owner during the term of the Charter, the Security Trustee shall comply with the conditions set out in Article 1.1 above and shall (subject to any requirements or restrictions imposed by any applicable law in relation to disposal of the Vessel) dispose of the Vessel expressly subject to the Charter. The Security Trustee shall procure that the Substitute Owner (and any other person providing financing to the Substitute Owner for the purposes of the acquisition by the Substitute Owner of the Vessel) issues an undertaking to the Charterer on substantially the same terms as the undertaking granted by the Security Trustee in Article 1.1 above.

1.5	Right to Cure

In the event of a default or breach by the Borrower in the performance of any of its obligations under the Charter, or upon the occurrence or non-occurrence of any event or condition under the Charter that would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the Charterer to suspend or terminate the Charter (a "Default"), to the extent such Default is capable of being cured the Charterer shall not terminate the Charter until it first gives written notice of such Default to the Security Trustee or its designee and affords such party a period of thirty (30) days to cure the circumstances giving rise to such suspension or termination rights; provided, however that such thirty (30) day cure period shall in no circumstance delay the termination date afforded to Charterer under the Charter.

1.6	Assignment, Transfer, Sub-chartering

The Borrower undertakes to notify the Charterer as soon as reasonably practicable after the registration of the Mortgage over the Vessel. The Charterer agrees that in the event the Charterer sub charters the Vessel (each a "Sub Charter") to any person permitted in accordance with the terms of the Charter (each a "Sub-Charterer"), the Charterer shall (provided that the Borrower has advised the Charterer of the registration of the Mortgage):

(a)	in respect of a Sub Charter which is entered into after the registration of the Mortgage over the Vessel, notify the Sub-Charterer of the existence of the Mortgage; and
(b)

procure that in the case of Sub-Charters of twelve (12) months or more such Sub-Charterer acknowledges that its rights as Sub-Charterer are subject to and subordinate in all respects to the rights of the Finance Parties under this Consent.

1.7	Replacement Agreement

In the event that the Charter is terminated by the Charterer as a result of any bankruptcy or insolvency proceeding or other similar proceeding affecting the Borrower, the Charterer shall, at the option of the Security Trustee, enter into a new agreement with the Security Trustee or its transferee or nominee (the "Replacement Owner") on terms identical, mutatis mutandis, to the terms of the Charter. The Security Trustee (or, as the case may be, the Replacement Owner) shall comply with the provisions of Article 1.3(b)(i), (ii) and (iii) which shall apply for the purposes of this Article 1.7 as if the words "proposed Substitute Owner" have been replaced by the words "proposed Replacement Owner".

1.8	No Liability

The Charterer acknowledges and agrees that neither the Security Trustee nor its designees shall have any liability or obligation under the Charter as a result of this Consent, nor shall the Security Trustee or its designees be obligated or required to:

(a)

perform any of the Borrower's obligations under the Charter, except during any period in which the Security Trustee or its designee is a Substitute Owner under the Charter pursuant to Article 1.3 or the Security Trustee or its transferee or nominee is a Replacement Owner under the

Charter pursuant to Article 1.7, in which case the obligations of such Substitute Owner or Replacement Owner shall be no more onerous than those of the Borrower under the Charter for such period (unless otherwise expressly agreed by the Borrower and the Security Trustee or the Substitute Owner or the Replacement Owner); or

(b)	take any action to collect or enforce any claim for payment assigned under the Finance Documents.
1.9	Borrower's Undertaking

The Borrower undertakes to the Charterer that it shall not make any claim against the Vessel and/or the Charterer arising from any transfer or novation of the Charter to the Security Trustee or any Substitute Owner or from the entry into a new agreement by the Charterer with a Replacement Owner. The Security Trustee acknowledges that delivery by the Borrower of a notice in writing to the Charterer stating that the Borrower has no claim, and has no intention of making such a claim, against the Vessel and/or the Charterer which may arise from such transfer or novation or from the entry into a new agreement shall be a condition precedent to the effectiveness of any transfer, novation or new agreement.

1.10	Delivery of Notices

The Charterer shall deliver to the Security Trustee, concurrently with the delivery thereof to the Borrower, a copy of any notice of suspension or termination given by the Charterer to the Borrower under the Charter.

2	PAYMENTS UNDER THE CHARTER

The Charterer shall pay all amounts due and payable by it to the Borrower under the Charter in the manner required by the Charter directly into the account specified in Exhibit A hereto, or to such other person or account as shall be specified from time to time by the Security Trustee to the Charterer in writing in accordance with Article 4.1. Should the Charterer receive a notice from the Security Trustee asking the Charterer to make payments to an alternative account in accordance with this Article 2, the Borrower shall pay to the Charterer any net increase in payment costs incurred by the Charterer as a result of making such payments into such alternative account.

3	REPRESENTATIONS AND WARRANTIES OF THE CHARTERER

The Charterer makes the following representations and warranties to the Security Trustee as at the date hereof.

3.1	Organisation

The Charterer is duly organised and validly existing under the laws of jurisdiction of its incorporation, and has all requisite corporate power and authority to execute and deliver this Consent and the Charter and perform its obligations thereunder.

3.2	Authorisation; No Conflict

The Charterer has duly authorised, executed and delivered this Consent.  Neither the execution and delivery of this Consent by the Charterer nor its compliance with the terms thereof does or will require any consent or approval not already obtained, or will conflict with the Charterer's formation documents or any contract or agreement binding on it.

3.3	Legality, Validity and Enforceability

Each of this Consent and the Charter is in full force and effect and is a legal, valid and binding obligation of the Charterer, enforceable against the Charterer in accordance with its terms.  The

Charter has not been amended, supplemented, suspended, novated, extended, restated or otherwise modified except in accordance with its terms.

3.4	Governmental Consents

There are no governmental consents existing as of the date of this Consent that are required or will become required to be obtained by the Charterer in connection with the execution, delivery or performance of this Consent and the performance of the Charter and the consummation of the transactions contemplated under the Charter, other than those governmental consents which have been obtained or can be obtained without undue expense or delay.

3.5	Litigation

There are no pending or, to the Charterer's knowledge, threatened actions, suits, proceedings or investigations of any kind (including arbitration proceedings) to which the Charterer is a party or is subject, or by which it or any of its properties are bound, that if adversely determined to or against the Charterer, could reasonably be expected to materially and adversely affect the ability of the Charterer to execute and deliver this Consent or to perform its obligations hereunder or under the Charter.

4	MISCELLANEOUS
4.1	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given:

(a)	if delivered in person;
(b)	if sent by overnight delivery service; or
(c)	if sent by electronic mail.

Notices shall be directed:

(i)	if to the Charterer, in accordance with the Charter as amended by the Charter Novation Agreement;
(ii)	if to the Borrower, in accordance with the Charter; and
(iii)	if to the Security Trustee, to Mizuho Bank, Ltd., Loan Agency, Mizuho House, 30 Old Bailey, London, EC4M 7AU (Email: loanagency@mhcb.co.uk).

Notice so given shall be effective upon receipt by the addressee.  Any party hereto may change its address for notice hereunder to any other location by giving no less than twenty (20) days' notice to the other parties in the manner set forth hereinabove.

4.2	Further Assurances

The Charterer shall fully cooperate with the Security Trustee or any Substitute Owner and perform all additional acts (without any obligation to incur costs) reasonably requested by the Security Trustee or any Substitute Owner to effect the purposes of this Consent.

4.3	Amendments

This Consent may not be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing and signed by each of the parties hereto.

4.4	Entire Agreement

This Consent supersedes all oral negotiations and prior writings in respect to the subject matter hereof.

4.5	Governing Law

This Consent shall be governed by the laws of England.

4.6	Severability

In case any one or more of the provisions contained in this Consent should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision with a view to obtaining the same commercial effect as this Consent would have had if such provision had been legal, valid and enforceable.

4.7	Dispute Resolution

Any dispute arising under this Consent shall be decided by the High Court of Justice in London, England to whose jurisdiction the parties hereby agree. Notwithstanding the foregoing, the parties may jointly agree in writing to have any dispute arising from this Consent referred to or determined by any arbitral tribunal appointed pursuant to Clause 53 of the Charter.  It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been or may be, arrested in connection with a dispute under this Consent, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

4.8	Service of Process
(a)

The Charterer hereby appoints TotalEnergies Gas & Power Limited of Bridge Gate, 55-57 High Street, Redhill, Surrey, RH1 1RX as its agent for service of any proceedings under this Charter in the High Court of England and Wales;

(b)	the Borrower hereby appoints Leif Höegh (UK) Limited of 5 Young Street, London, W8 5HE as its agent for service of any proceedings under this Charter in the High Court of England and Wales.
4.9	Successors and Assigns

The provisions of this Consent shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

4.10	Counterparts

This Consent may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

4.11	Termination

Each party's obligations hereunder are absolute and unconditional, and no party shall have any right to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder until the earlier of:

(a)	the irrevocable payment in full of all sums owed to the Finance Parties under the Finance Documents followed by the discharge of the Mortgage; and

(b)	any permanent withdrawal of the Vessel from service under, or termination of, the Charter.
4.12	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Consent may not enforce any of its terms under the Contract (Rights of Third Parties) Act 1999.

In witness whereof, the parties have caused this Consent to be duly executed and delivered by its officer thereunto duly authorised as of the date first above written.

CHARTERER

TOTAL GAS & POWER LIMITED,
LONDON, MEYRIN-GENEVA BRANCH

By:
Name:
Title:

By:
Name:
Title:

BORROWER

SRV JOINT GAS LTD.

By:
Name:
Title:

SECURITY TRUSTEE

MIZUHO BANK, LTD.

By:
Name:
Title:

EXHIBIT A

PAYMENT INSTRUCTIONS

USD account No.	F10-741-151560
Name of the account:	SRV Joint Gas Ltd.
Payment instructions for transactions into the account:
Bank	Deutsche Bank Trust Company Americas
Swift BIC	BKTRUS33
For the account of:
Bank	Mizuho Bank, London
Swift BIC	MHCBGB2L
Account	04-409-313
For further credit to:
USD a/c No.F10-741-151560 in the name of SRV Joint Gas Ltd.

Schedule 8

Form of DSCR Compliance Certificate

To:                [name of Agent] as Agent

From:            SRV JOINT GAS LTD., as Borrower

Dated: [●]

Dear Sirs

USD 154,000,000

Facility Agreement dated [●] (the Facility Agreement)

1	We refer to the Facility Agreement. This is a DSCR Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this DSCR Compliance Certificate unless given a different meaning in this DSCR Compliance Certificate.
2	We confirm that the Historical Debt Service Cover Ratio is not less than 1.05:1.
3	We confirm that no Event of Default is continuing.

Signed by:

……………………………………………………

[Finance Director] [Chief Financial Officer]

HLNG PARTNERS LP for and on behalf of

SRV JOINT GAS LTD.

……………………………………………………

Schedule 9

White List

ABN Amro
ANZ
Aozora Bank
Bank of America
Bank of China
Bank of Taiwan
BayernLB
BNP Paribas
Caixa Bank
Chang Hwa
China Development Bank
China Eximbank
China Minsheng
CIBC
CIC
Citi
Credit Agricole
Credit Suisse
CTBC
Dai Ichi Life
Daido Life
Danske Bank
DBS Bank
Development Bank of Japan
DNB
E Sun
Hamburg Commercial Bank
ICBC
ING Bank
KEB Hana
KfW
KGI
Korea Development Bank
La Banque Postale
Mega
Meiji Yasuda Life
Mitsubishi Trust
MUFG
National Australia Bank
Natixis

NEC Capital
Nippon Life Insurance Company
Nordea Bank
Norinchukin Bank
OCBC
SEB
Shanghai Pudong
Shinkin Central Bank
Shinsei Bank
Societe Generale
Standard Chartered
State Bank of India
Sumi Trust
Swedbank
Taishin
Woori Bank
Yuanta

SIGNATURES

THE BORROWER

SRV JOINT GAS LTD.

By: Laura Gerrard	/s/ Laura Gerrard

THE AGENT

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

THE SECURITY AGENT

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

THE ACCOUNT BANK

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

THE ORIGINAL MANDATED LEAD ARRANGERS

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

SMBC BANK EU AG

By: Guillaume Dufour	/s/ Guillaume Dufour

Phuong Vo	/s/ Phuong Vo

THE HEDGING COORDINATORS

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

SMBC BANK EU AG

By: Guillaume Dufour	/s/ Guillaume Dufour

Phuong Vo	/s/ Phuong Vo

THE ORIGINAL LENDERS

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

SMBC BANK EU AG

By: Guillaume Dufour	/s/ Guillaume Dufour

Phuong Vo	/s/ Phuong Vo

ABN AMRO BANK N.V., OSLO BRANCH

By: Bjørn Flaate	/s/ Bjørn Flaate

Emile Karsten	/s/ Emile Karsten

Crédit Agricole Corporate & Investment Bank

By: Paolo Pinna	/s/ Paolo Pinna

MUFG Bank, Ltd.

By: Christophe Maurat	/s/ Christophe Maurat

Stephen Jennings	/s/ Stephen Jennings

National Australia Bank Limited

By: Daniel Carr	/s/ Daniel Carr

Shinsei Bank, Limited

By: [signature illegible]

Sumitomo Mitsui Trust Bank, Limited (London Branch)

By: Takashi Danjo	/s/ Takashi Danjo

THE ORIGINAL HEDGING PROVIDERS

MIZUHO BANK, LTD.

By: Jerome Gayet	/s/ Jerome Gayet

Tomohiro Kitano	/s/ Tomohiro Kitano

SMBC BANK EU AG

By: Guillaume Dufour	/s/ Guillaume Dufour

Phuong Vo	/s/ Phuong Vo

ABN AMRO BANK N.V.

By: Bjørn Flaate	/s/ Bjørn Flaate

Emile Karsten	/s/ Emile Karsten

Crédit Agricole Corporate & Investment Bank

By: Michel Recio	/s/ Michel Recio

Christine Cremel	/s/ Christine Cremel

MUFG Securities EMEA plcBy:

By: Corina Painter	/s/ Corina Painter

National Australia Bank Limited

By: Daniel Carr	/s/ Daniel Carr

Shinsei Bank, Limited

By: [signature illegible]

Sumitomo Mitsui Trust Bank, Limited (London Branch)

By: Takashi Danjo	/s/ Takashi Danjo